Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware Corporation, et al.,	Case No. 09-11214 (KG)
(Jointly Administered)
Debtors.(1)

DEBTORS’ FIRST AMENDED JOINT PLAN OF REORGANIZATION UNDER

CHAPTER 11 OF THE BANKRUPTCY CODE DATED AS OF JANUARY 13, 2010

YOUNG CONAWAY STARGATT & TAYLOR, LLP
James L. Patton, Jr. (No. 2202)

Joel A. Waite (No. 2925)

Matthew B. Lunn (No. 4119)

The Brandywine Building

1000 West Street, 17th Floor

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

Counsel for the Debtors and Debtors in Possession

Dated: Wilmington, Delaware

January 13, 2010

(1) The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Aventine Renewable Energy Holdings, Inc. (9368), Aventine Renewable Energy, LLC (0195), Aventine Renewable Energy, Inc. (8352), Aventine Renewable Energy — Aurora West, LLC (9285), Aventine Renewable Energy — Mt Vernon, LLC (8144), Aventine Power, LLC (9343), and Nebraska Energy, L.L.C. (1872). The corporate headquarters address for all of the Debtors is 120 North Parkway Drive, Pekin, Illinois 61554.

		Page

A.	Treatment of the Aventine Pension Plan	52

XII. EFFECTIVENESS OF THE PLAN		53
A.	Conditions Precedent to Effectiveness	53
B.	Waiver of Conditions	53
C.	Effect of Failure of Conditions	54
D.	Vacatur of Confirmation Order	54
E.	Revocation, Withdrawal, or Non-Consummation	54

EXHIBITS

A.	- Backstop Commitment Agreement

B.	- Secured Notes Offering Procedures

C.	- Warrant Term Sheet

INTRODUCTION

Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy, LLC, Aventine Renewable Energy, Inc., Aventine Renewable Energy — Aurora West, LLC, Aventine Renewable Energy — Mt Vernon, LLC, Aventine Power, LLC, and Nebraska Energy, L.L.C., the above-captioned debtors and debtors in possession, propose the following joint plan of reorganization under section 1121(a) of the Bankruptcy Code.(2)

The Debtors’ Chapter 11 Cases are being jointly administered pursuant to an order of the Court, and the Plan is being presented as a joint plan of reorganization of the Debtors for administrative purposes only. Claims against, and Interests in, the Debtors (other than Administrative Claims, Priority Tax Claims, Fee Claims, DIP Financing Claims) are classified in Article II hereof and treated in Article III hereof. The Plan is predicated on the substantive consolidation of and merger of ARE LLC into ARE Holdings. The Plan is not predicated upon and does not provide for the substantive consolidation of the Chapter 11 Cases of any of the Debtors other than ARE Holdings and ARE LLC and nothing herein shall be otherwise construed. Except with respect to ARE Holdings and ARE LLC, this Plan is being proposed with respect to each Debtor individually, and the failure to confirm the Plan with respect to one Debtor shall have no bearing on confirmation of the Plan with respect to any other Debtor.

Reference is made to the Disclosure Statement accompanying this Plan, including the exhibits thereto, for a discussion of the Debtors’ history, business, properties, results of operations, and projections for future operations and risk factors, together with a summary and analysis of this Plan. All Claim and Interest holders entitled to vote on this Plan should consult the Disclosure Statement and read this Plan carefully before voting to accept or reject this Plan.

NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE COURT, HAVE BEEN AUTHORIZED BY THE COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

(2) Capitalized terms used in this Introduction shall have the meanings ascribed to them herein below.

I.

DEFINITIONS AND CONSTRUCTION OF TERMS

A.          Definitions.

Unless otherwise defined herein, or the context otherwise requires, the following terms shall have the respective meanings set forth below:

ABL Collateral

means the Collateral (including, without limitation, accounts receivables, inventory, capital stock, certain intellectual property, deposit accounts and investment property) securing the ABL Credit Facility which shall be more fully described in the ABL Credit Facility.

ABL Credit Facility

means that certain senior secured revolving credit facility with availability of up to $20 million to be entered into by the Reorganized Debtors on, or as soon as practicable after, the Effective Date, on terms substantially similar to those included in the Plan Supplement. The terms and conditions of the ABL Credit Facility are subject to the Backstop Purchaser Approval Condition.

Administrative Claim

means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(1), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors’ estates, any actual and necessary costs and expenses of operating the Debtors’ business, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent awarded by the Court under sections 330, 331 or 503 of the Bankruptcy Code, any fees or charges assessed against the Debtors’ estates under section 1930 of chapter 123 of title 28 of the United States Code and Section 503(b)(9) Claims.

Administrative Claims Bar Date	means the first business day that is thirty (30) days after the Confirmation Date.

Allowed

means, with reference to any Claim, (a) any Claim against any of the Debtors that has been listed by the Debtors in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and with respect to which no contrary proof of claim has been filed, (b) any Claim specifically allowed under the Plan, (c) any Claim that is not Disputed by the Claims Objection Deadline or (d) any Claim the amount or existence of which, if Disputed, (i) has been determined by a Final Order of a court of competent jurisdiction other than the Court, or (ii) has been allowed by Final Order of the Court; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Court shall not be considered “Allowed Claims” hereunder.

ARE — Aurora West	means Aventine Renewable Energy — Aurora West, LLC

ARE Holdings	means Aventine Renewable Energy Holdings, Inc.

ARE Inc.	means Aventine Renewable Energy, Inc.

ARE LLC	means Aventine Renewable Energy, LLC

ARE — Mt. Vernon	means Aventine Renewable Energy — Mt. Vernon, LLC

Auction Rate Securities Litigation

means any and all claims and causes of action against JP Morgan Chase Bank, N.A. and JP Morgan Securities, Inc. related to the purchase and sale of certain auction rate securities, including, without limitation, those Claims and Causes of Action asserted in the matter styled as Aventine Renewable Energy, Inc. v. JP Morgan Securities, Inc. and JPMorgan Chase Bank, N.A. pending in the Circuit Court for Tazewell County, Illinois.

Aventine Pension Plan

means that certain pension plan established and maintained by ARE Inc. for certain individuals employed by ARE Inc. or its subsidiaries known as the Aventine Renewable Energy, Inc. Hourly Pension Plan.

Aventine Power	means Aventine Power, LLC

Backstop Commitment Agreement	means that certain commitment letter agreement dated as of December 3, 2009, by and among the Debtors and the Backstop Purchasers, attached hereto as Exhibit A, pursuant to which the Backstop Purchasers have agreed to purchase the Senior Secured Notes, subject to the terms and conditions set forth therein.

Backstop Purchaser Approval Condition

refers to the agreement by and among the Backstop Purchasers and the Debtors, as and to the extent set forth in the Backstop Commitment Agreement, that the Backstop Purchasers’ obligation to purchase the Senior Secured Notes is conditioned upon the Plan, Disclosure Statement, Solicitation Order, Confirmation Order, New Corporate Governance Documents, the ABL Credit Facility, the Senior Secured Notes and other specified documents including, without limitation, those in the Plan Supplement being in a form acceptable to the Backstop Purchasers in their sole discretion, provided, that the Majority Backstop Purchasers shall endeavor to consult with the Creditors Committee with respect to the documents specified in the Backstop Commitment Agreement, provided, further, that the failure to consult with the Creditors Committee shall not affect the rights of the Majority Backstop Purchasers.

Backstop Purchasers

means Brigade Capital Management LLC, Nomura Corporate Research & Asset Management, Inc., Whitebox Advisors, Senator Investment Group LP, and SEACOR Capital Corporation, each as investment manager, for and on behalf of certain funds, which entities have agreed, pursuant to the Backstop Commitment Agreement to backstop the offering of the Senior Secured Notes.

Ballots

means each of the ballot forms distributed with the Disclosure Statement to each holder of an Impaired Claim (other than to holders not entitled to vote on the Plan) upon which is to be indicated, among other things, acceptance or rejection of the Plan.

Bankruptcy Code	means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the date hereof.

Bankruptcy Rules

means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and local rules of the Court, as the context may require.

Bar Date	means the date(s) set by the Court as the last day for filing proofs of Claim in the Chapter 11 Cases.

Business Day	means any day on which commercial banks are open for business, and not authorized to close, in the City of New York, New York, except any day designated as a legal holiday by Bankruptcy Rule 9006(a).

Cash	means legal tender of the United States of America.

Causes of Action

means all claims, choses in action and causes of action (including those assertable derivatively), liabilities, obligations, suits, debts, sums of money, damages, demands, judgments, whether known or unknown, now owned or hereafter acquired by the Debtors, and the Cash and non-Cash proceeds thereof, whether arising under the Bankruptcy Code or other Federal, state or foreign law, equity or otherwise, including, without limitation, (i) the Auction Rate Securities Litigation, (ii) the action styled as Aventine Renewable Energy, Inc. v. Agri-Energy, LLC, pending in the Circuit Court for Tazewell County, Illinois, (iii) the action styled as Aventine Renewable Energy, Inc. v. e-Biofuels, LLC and JP Morgan Chase Bank, N.A., pending in the United States District Court for the Southern District of Indiana, and (iv) any causes of action arising under sections 510, 544, 547, 548, 549, 550, 551 or any other section of the Bankruptcy Code.

Chapter 11 Cases	means the chapter 11 cases commenced by the Debtors.

Claim	means any claim, as such term is defined in section 101(5) of the Bankruptcy Code.

Claims Agent	means The Garden City Group, Inc.

Claims Objection Deadline

means the first business day that is one hundred eighty (180) days after the Effective Date, or such other later date the Court may establish upon a motion by the Reorganized Debtors, which motion may be approved without notice to any party or a hearing.

Class	means a group of Claims or Equity Interests as classified under the Plan.

Collateral

means any property or interest in property of the Debtors’ estates subject to a Lien to secure the payment or performance of a Claim, which Lien has not been avoided or is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

Commitment Percentage	means the percentage of each Backstop Purchaser set forth on Schedule I of the Backstop Commitment Agreement.

Confirmation Date	means the date on which the Confirmation Order is entered by the Court.

Confirmation Hearing	means the hearing to consider confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

Confirmation Order	means the order entered by the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which is subject to the Backstop Purchaser Approval Condition.

Consolidated Holdings	means, collectively, ARE Holdings and ARE LLC as substantively consolidated and merged in accordance with the Plan.

Convenience Class Claim	means any Claim that would otherwise be a General Unsecured Claim that is Allowed in an amount of $50,000 or less.

Court

means, (a) the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases; (b) to the extent there is no reference pursuant to section 157 of title 28 of the United States Code, the United States District Court for the District of Delaware; and (c) any other court having jurisdiction over the Chapter 11 Cases or proceedings arising therein.

Creditors Committee	means the Official Committee of Unsecured Creditors appointed by the United States Trustee in the Debtors’ Chapter 11 Cases, as constituted from time to time.

Debtors

means Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy, LLC, Aventine Renewable Energy, Inc., Aventine Renewable Energy — Aurora West, LLC, Aventine Renewable Energy — Mt Vernon, LLC, Aventine Power, LLC, and Nebraska Energy, L.L.C.

Debtors in Possession	means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

Deficiency Claim	means the Claim of a Holder of a Secured Claim equal to the amount by which such Creditor’s

Allowed Claim exceeds the value of the Collateral securing such Claim, as determined pursuant to section 506 of the Bankruptcy Code.

DIP Agent	means Whitebox Advisors, LLC, in its capacity as Administrative Agent under the DIP Credit Facility

DIP Credit Facility

means that certain Debtor in Possession Credit Facility Term Sheet dated as of April 7, 2009 as approved by the Final DIP Order, by and among ARE Inc., ARE - Mt. Vernon and ARE - Aurora West, as Borrowers, and ARE Holdings, ARE LLC, Aventine Power and certain other parties thereto, as Guarantors, the DIP Lenders and the DIP Agent, as may be amended from time to time.

DIP Facility Documents	means collectively, the DIP Credit Facility, the Interim DIP Order and the Final DIP Order.

DIP Financing Claims	means all Claims arising under or relating to the DIP Facility Documents and all agreements and instruments relating thereto.

DIP Lenders

means Brigade Leveraged Capital Structures Fund, Ltd., Nomura Corporate Research & Asset Management, Inc., Whitebox Hedged High Yield Partners, L.P., Whitebox Combined Partners, L.P., and Pandora Select Partners, L.P. and such other lenders, banks, financial institutions or other non- Debtor entities that may become parties to the DIP Credit Facility from time-to-time.

Disclosure Statement

means the written disclosure statement that relates to this Plan, as approved by the Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time. The Disclosure Statement is subject to the Backstop Purchaser Approval Condition.

Disputed

means, with reference to any Claim, (a) any Claim, (i) proof of which was not timely or properly filed and that has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, or (ii) that is not listed in the Schedules; (b) any Claim as to which the Debtors, the Creditors Committee or any other party in interest has filed an objection or request for estimation on or before such limitation period fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Court, except to the extent that such objection or request for estimation is withdrawn or determined by a Final Order in favor of the holder of such Claim; or (c) any Claim as to which a proof of claim is timely and properly filed and as to which the amount asserted in the proof of claim exceeds the liquidated, undisputed, and noncontingent amount set forth in the Schedules with respect to such Claim. A Claim that is a Disputed Claim under subsection (b) of this definition shall cease to be Disputed upon the withdrawal of such objection following the Claims Objection Deadline or request for estimation or a determination thereon by a Final Order in favor of the holder of such Claim.

Distributions	means the distribution in accordance with this Plan of (a) Cash, (b) New ARE Holdings Common Stock, or (c) Warrants, as the case may be.

Effective Date

means the first Business Day on which all of the conditions specified in Article XII of the Plan have been satisfied or waived in accordance with such Article; provided, however, that if a stay of the Confirmation Order is in effect on such date, the Effective Date will be the first Business Day after such stay is no longer in effect.

Equity Interest or Interest

means any equity security within the meaning of section 101(16) of the Bankruptcy Code or any other instrument evidencing an ownership interest in any of the Debtors (including, without limitation, any shares of common stock or preferred stock or any other capital stock, or options, warrants, rights or similar instruments derived from, relating to or convertible or exchangeable for shares of capital stock), whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest.

ERISA	means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. section 1301 et seq.

Estates	means the estates of the Debtors, individually or collectively, as is appropriate in the context created in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

Existing LC	means any letter of credit issued and outstanding under the Prepetition Secured Credit Facility as of the Effective Date.

Exit Financing	shall mean the ABL Credit Facility and the Senior Secured Notes. The terms and conditions of the Exit Financing are subject to the Backstop Purchaser Approval Condition.

Fee Claims

means an Administrative Claim under section 330(a), 331 or 503 of the Bankruptcy Code for compensation of a Professional or other Person for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date (including reasonable expenses of the members of the Creditors Committee incurred as members of the Creditors Committee in discharge of their duties as such). For the avoidance of doubt, professional fees and expenses incurred by the DIP Lenders and Backstop Purchasers are not Fee Claims.

Final DIP Order

means the Final Order Pursuant to 11 U. S. C. §§ 105, 361, 362, 363(c), 354(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), and 364(e) and Fed. R. Bankr. P. 2002, 4001 and 9014 (I) Authorizing Debtors (A) to Obtain Post-Petition Secured Financing and (B) to Utilize Cash Collateral and (II) Granting Adequate Protection to Pre-Petition Secured Parties entered by the Court on May 6, 2009, as may be amended or supplemented from time to time.

Final Order

means an order or judgment of the Court, or other court of competent jurisdiction, as entered on the docket of such Court, the operation or effect of which has not been stayed, reversed, vacated or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing has expired and as to which no appeal, petition for certiorari, or petition for review or rehearing was filed or, if filed, remains pending.

General Unsecured Claim

means a Claim against any of the Debtors that is not an Administrative Claim, Convenience Claim, DIP Facility Claim, Fee Claim, Intercompany Claim, Other Priority Claim, Prepetition Unsecured Notes Claims, Prepetition Secured Credit Facility Claim, Priority Tax Claim, Kiewit Aurora West Secured Claim, Kiewit Mt. Vernon Secured Claim, Other Secured Claim, or Subordinated Claim and shall include, without limitation, (a) Claims of vendors or customers of the Debtors that are not Priority Claims,

(b) Claims of employees of the Debtors that are not Priority Claims, (c) Claims arising as a result of the rejection by any of the Debtors of executory contracts or unexpired leases pursuant to section 365 of the Bankruptcy Code, (d) Claims arising as a result of Prepetition Date litigation against any of the Debtors that are not subordinated under section 510(b) of the Bankruptcy Code, and (e) any Deficiency Claim.

Governmental Unit	has the meaning ascribed to such term in section 101(27) of the Bankruptcy Code.

Impaired	means, when used with reference to a Claim, a Claim that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Indemnification Obligation

means any obligation of any of the Debtors to indemnify, reimburse, or provide contribution pursuant to charter, by-laws, contract, or otherwise; provided however, that such term shall not include any obligation that constitutes a Subordinated Claim.

Initial Distribution Date	means the Effective Date or as soon thereafter as practicable.

Insured Claim	means any Claim or portion of a Claim (other than a Workers Compensation Claim) that is insured under the Debtors’ insurance policies, but only to the extent of such coverage.

Intercompany Claims

means any Claim arising before the Petition Date held by one of the Debtors against any other Debtor, including, without limitation, (a) any account reflecting intercompany book entries by such Debtor with respect to any other Debtor, (b) any Claim not reflected in book entries that is held by such Debtor, and (c) any derivative Claim asserted or assertable by or on behalf of such Debtor against any other Debtor.

Interim DIP Order

means the Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(c), 354(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), and 364(e) and Fed. R. Bankr. P. 2002, 4001 and 9014 (I) Authorizing Debtors (A) to Obtain Post-Petition Secured Financing and (B) to Utilize Cash Collateral and (II) Granting Adequate Protection to Pre-Petition Secured Parties, entered by the Court on April 14, 2009 [Docket No. 65]

Kiewit Note	has the meaning ascribed to such term in Article IV(E) of the Plan.

Kiewit Aurora West Secured Claim

means the Secured Claim of Kiewit Energy Company arising under those certain Engineering, Procurement and Construction Services Fixed Price Contracts entered into by Kiewit Energy Company and ARE — Aurora West.

Kiewit Mt. Vernon Secured Claim

means the Secured Claim of Kiewit Energy Company arising under those certain Engineering, Procurement and Construction Services Fixed Price Contracts entered into by Kiewit Energy Company and ARE — Mt. Vernon.

LC Collateral Account

means the collateral account established pursuant to the LC Collateral Account Stipulation, in which cash was deposited by the Debtors in connection with the renewal of two letters of credit issued to Southern Indiana Gas and Electric Company d/b/a Vectren Energy Delivery of Indiana, Inc., as such collateral account may be modified as provided for in Article IV (B) of the Plan.

LC Collateral Account Stipulation

means that certain Stipulation By and Among the Debtors, the Prepetition Agent and the DIP Agent Regarding the Collateralization of Certain Letters of Credit and Related Reimbursement Rights in Favor of JPMorgan Chase Bank, N.A., dated September 17, 2009 and approved by Order of the Court dated September 17, 2009 [Docket No. 463]

LC Obligations	means the obligations due or which may become due under the Prepetition Secured Credit Facility with respect to all Existing LCs.

Lien	has the meaning set forth in section 101 of the Bankruptcy Code.

Litigation Rights

means the Causes of Action, claims, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person (except to the extent such claims are expressly released under the Plan), which are to be retained by the Reorganized Debtors, including, without limitation, claims or causes of action arising under or pursuant to Chapter 5 of the Bankruptcy Code.

Majority Backstop Purchasers	means the Backstop Purchasers having at least a majority of the aggregate Commitment Percentages.

Management Incentive Plan	has the meaning ascribed to such term in Article V(E) of the Plan.

NELLC	means Nebraska Energy, L.L.C.

New ARE Holdings Common Stock	means the shares of common stock of reorganized ARE Holdings authorized to be issued under Article V(B) of the Plan, the principal terms of which shall be described in the Plan Supplement.

New Board

means the initial Board of Directors of Reorganized ARE Holdings, which shall be disclosed in the Plan Supplement and which shall be constituted as provided for in Article V(D) of the Plan. Notwithstanding the foregoing, the selection of the members of the New Board shall be subject to the Backstop Purchaser Approval Condition.

New Corporate Governance Documents	has the meaning ascribed to such term in Article V(A) of the Plan.

New Subsidiary Equity Interests	means with respect to a particular Reorganized Debtor, the Equity Interests in such Reorganized Debtor to be issued pursuant to Article V of the Plan.

Noteholder New Equity	means the shares of New ARE Holdings Common Stock included in the Senior Secured Notes Equity Distribution.

Ordinary Course Administrative Claims

means Administrative Clams (but specifically excluding section 503(b)(9) Claims) against the Debtors that represent liabilities (a) to sellers of goods or services on account of such seller’s provision of goods and/or services after the Petition Date and (b) that were incurred in the ordinary course of business by the Debtors.

Other Priority Claim

means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims), including, without limitation, certain allowed employee compensation and benefit claims of the Debtors’ employees incurred within one hundred eighty (180) days prior to the Petition Date.

Other Secured Claim

means any Secured Claim, other than the DIP Financing Claims, the Kiewit Aurora West Secured Claim, the Kiewit Mt. Vernon Secured Claim and the Prepetition Secured Credit Facility Claims, to the extent reflected in the Schedules or a proof of claim.

PBGC	means the Pension Benefit Guaranty Corporation.

Person	means any individual, corporation, partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, or any other entity.

Petition Date	means April 7, 2009.

Plan	means this Plan, as it may be amended or modified from time to time, together with all addenda, exhibits, schedules or other attachments, if any.

Plan Supplement	means the forms of documents specified in Article IX(K) of the Plan.

Prepetition Agent	means JP Morgan Chase Bank, N.A., in its capacity as administrative agent under the Prepetition Secured Credit Facility.

Prepetition Claims Bar Date Order

means the Order Pursuant to Bankruptcy Rule 3003(c)(3) and Local Rule 2002-1(e) Establishing Bar Dates for Filing Proofs of Claims and Approving the Form and Manner of Notice Thereof entered by the Court on June 30, 2009.

Prepetition Indenture

means that certain indenture, dated March 27, 2007, as amended from time to time, by and among ARE Holdings, as issuer, and ARE, LLC, ARE, Inc., Aventine Power, ARE-Aurora West and ARE — Mt. Vernon, each as guarantors, and Wells Fargo Bank, N.A. (predecessor in interest to Deutsche Bank National Trust Company), as indenture trustee.

Prepetition Indenture Trustee	means Deutsche Bank National Trust Company as successor in interest to Wells Fargo Bank, N.A., in its capacity as indenture trustee under the Prepetition Indenture.

Prepetition Lender Claim Escrow	has the meaning ascribed to such term in Article (IV)(B) of the Plan.

Prepetition Secured Credit Facility

means that certain Credit Agreement dated as of March 23, 2007, as amended from time-to-time, by and among ARE Inc., ARE - Mt. Vernon and ARE - Aurora West, as Borrowers, other loan parties to the Prepetition Credit Agreement, the Prepetition Agent and the lenders party thereto.

Prepetition Secured Credit Facility Claims

means all Claims arising under or relating to the Prepetition Secured Credit Facility and all agreements and instruments relating thereto, to the extent such Claims are secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy

Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

Prepetition Unsecured Notes	means those certain senior unsecured 10% notes due 2017 issued pursuant to the Prepetition Indenture.

Prepetition Unsecured Notes Claims

means all Claims arising under or relating to the Prepetition Unsecured Notes and the Prepetition Indenture and all agreements and instruments relating thereto. The Prepetition Unsecured Notes Claims are Allowed in the aggregate amount of $315,500,000.

Priority Tax Claim	means any unsecured Claim that is entitled to a priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

pro rata

means, with respect to any Claim, at any time, the proportion that the amount of a Claim in a particular Class bears to the aggregate amount of all Claims (including Disputed Claims) in such Class, unless in each case the Plan provides otherwise.

Professional

means (i) any professional employed in the Chapter 11 Cases pursuant to section 327 of the Bankruptcy Code or otherwise and (ii) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b) of the Bankruptcy Code.

Quarterly Distribution Date

means March 31, June 30, September 30 or December 31 of each year (or the next Business Day if such date is not a Business Day); provided, however, that the initial Quarterly Distribution Date for purposes of this Plan shall be the first Quarterly Distribution Date that is no less than fifteen (15) days after the Initial Distribution Date.

Record Date

means, (a) for purposes of making distributions under the Plan on account of Allowed Claims, the Confirmation Date, and (b) for purposes of casting Ballots, the date set forth in the order approving the Disclosure Statement.

Released Parties

means (a) the DIP Agent and the DIP Lenders, solely in their respective capacities as such; (b) the Backstop Purchasers, solely in their respective capacities as such; (c) the Creditors Committee and the members thereof, solely in their respective capacities as such; (d) with respect to each of the entities in clauses (a) through (c) above, such entity’s respective successors, predecessors, control persons, members, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such entities, in each case solely in their capacities as such and only if serving in such capacity); and (e) the Debtors and the Debtors’ respective officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such entities, in each case solely in their capacity as such and only if serving in such capacity on or after the Petition Date).

Reorganized ARE Holdings	means Aventine Renewable Energy Holdings, Inc. or any successor thereto by merger, consolidation or otherwise, on or after the Effective Date.

Reorganized Debtors	means the Debtors, or any successors thereto by merger, consolidation, or otherwise, on and after the Effective Date.

Reorganized Subsidiaries	means the Subsidiaries (other than ARE LLC), collectively, on or after the Effective Date.

Scheduled	means, with respect to any Claim or Equity Interest, the status and amount, if any, of such Claim or Equity Interest as set forth in the Schedules.

Schedules

means the schedules of assets and liabilities, statements of financial affairs, and lists of holders of Claims and Equity Interests filed with the Court by each of the Debtors, including any amendments or supplements thereto.

Section 503(b)(9) Claims	means any Claim for goods delivered to the Debtors within twenty (20) days of the Petition Date and entitled to administrative priority pursuant to section 503(b)(9) of the Bankruptcy Code.

Secured Claim

means (a) a Claim that is secured by a Lien on property in which any Estate has an interest, which Lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the holder of the Claim’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

Senior Secured Notes

means the $105 million in aggregate principal amount of senior secured notes issued pursuant to the Senior Secured Notes Offering Procedures by Reorganized ARE Holdings and guaranteed by each of Reorganized ARE Holdings’ existing and future domestic subsidiaries and backstopped by the Backstop Purchasers pursuant to the Backstop Commitment Agreement, on the terms and conditions set forth in the Plan Supplement, which terms and conditions are subject to the Backstop Purchaser Approval Condition.

Senior Secured Notes Equity Distribution

means the 1,710,000 shares of New ARE Holdings Common Stock equal to 20% in the aggregate of the New ARE Holdings Common Stock to be issued and outstanding on the Effective Date, subject to dilution by the exercise of any Warrants and subject to dilution by any stock awards issued on or after the Effective Date under the Management Incentive Plan. The Senior Secured Notes Equity Distribution shall be distributed ratably to the holders of the Senior Secured Notes in connection with the Senior Secured Notes Offering.

Senior Secured Notes Offering

means the offering of (a) $105 million in aggregate principal amount of Senior Secured Notes and (b) shares of Noteholder New Equity, on a pro rata basis to each holder of an Allowed Prepetition Unsecured Notes Claim. The Senior Secured Notes and the Noteholder New Equity will be offered (i) on a pro rata basis to each holder of an Allowed Prepetition Unsecured Notes Claim and (ii) to the extent less than all of the Senior Secured Notes and Noteholder New Equity are issued to such holders, on terms and subject to the conditions set forth in the Backstop Commitment Agreement, to the Backstop Purchasers. The Senior Secured Notes and the Noteholder New Equity shall be offered together in units and shall not be purchased separately. Each unit, consisting of $1,000 in face amount of Senior Secured Notes, together with the pro rata portion of the Noteholder New Equity to be issued therewith, shall be issued and sold for an aggregate cash consideration of $952.38. The rights to subscribe for the purchase of the Senior Secured Notes and Noteholder New Equity shall be non-transferrable and shall be subject to the

Senior Secured Notes Offering Procedures. For the avoidance of doubt, the Backstop Purchasers shall be entitled to participate in the Senior Secured Notes Offering in their capacity as holders of Prepetition Unsecured Notes Claims. For purposes of the Senior Secured Notes Offering, the term “pro rata” means (x) the aggregate principal amount of Prepetition Unsecured Notes held by a holder of Prepetition Unsecured Notes divided by (y) the aggregate principal amount of Prepetition Unsecured Notes outstanding as of the Petition Date.

Senior Secured Notes Offering Procedures	means those certain offering procedures, setting forth the terms and conditions of the Senior Secured Notes Offering, in substantially the form annexed hereto as Exhibit B.

Solicitation Order

means the Order (i) approving the Plan solicitation materials and the Disclosure Statement and (ii) scheduling a hearing to confirm the Plan. The Solicitation Order is subject to the Backstop Purchaser Approval Condition.

Subordinated Claims	means any claim that is subordinated pursuant to Section 510(b) or 510(c) of the Bankruptcy Code.

Subsidiaries	means ARE Inc., ARE LLC, ARE - Aurora West, ARE - Mt. Vernon, Aventine Power, and NELLC.

Unsecured Claim	means a Claim against any of the Debtors that is not secured by a Lien or a valid setoff right

Unsecured Claims Reserve	has the meaning ascribed to such term in Article VI (E)(5) of the Plan.

Unsecured Claims Stock Pool

means the 6,840,000 shares of New ARE Holdings Common Stock equal to 80% of the New ARE Holdings Common Stock to be issued and outstanding on the Effective Date, subject to dilution by the exercise of any Warrants and subject to dilution by any stock awards issued on or after the Effective Date under the Management Incentive Plan, allocable to each Debtor in the amounts set forth on Schedule A hereto, to be distributed pro rata to the holders of (i) Allowed Prepetition Unsecured Notes Claims, and (ii) Allowed General Unsecured Claims pursuant to Articles IV(F) and (G) of the Plan.

Warrants	means warrants exercisable for the purchase of an aggregate of 5.0% of the New ARE Holdings Common Stock on a fully diluted basis (but subject to dilution in connection with any stock awards issued on or after the Effective Date under the Management Incentive Plan) at an exercise price of $40.94 per share, and subject to the terms and conditions set forth in further detail in the Warrant Term Sheet

Warrant Term Sheet	means that term sheet, setting forth the terms and conditions of the Warrants, in substantially the form annexed hereto as Exhibit C.

Workers Compensation Claim

means a Claim held by an employee of the Debtors for workers compensation coverage under the workers compensation program applicable in the particular state in which the employee is employed by the Debtors.

B.            Interpretation, Application of Definitions and Rules of Construction.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, such meanings to be applicable to both the singular and plural forms of the terms defined. Capitalized terms in the Plan that are not defined herein shall have the same meaning assigned to such terms by the Bankruptcy Code or Bankruptcy Rules, as the case may be. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section or subsection in the Plan unless expressly provided otherwise. The words “includes” and “including” are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only, are not a part of this Plan, and shall not be used to interpret this Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

II.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

A.            Introduction.

All Claims and Equity Interests, except Administrative Claims, DIP Financing Claims, Fee Claims, and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Financing Claims, Fee Claims and Priority Tax Claims, as described below, have not been classified.

A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class, and is classified in other

Classes to the extent that any remaining portion of the Claim or Equity Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

1.                                                Unclassified Claims (not entitled to vote on the Plan).

(a)             Administrative Claims.

(b)            DIP Financing Claims.

(c)             Fee Claims.

(d)            Priority Tax Claims.

2.                                                Unimpaired Classes of Claims (deemed to have accepted the Plan and, therefore, not entitled to vote on the Plan).

(a)             Class 1: Other Priority Claims.

Class 1 consists of all Other Priority Claims against the applicable Debtor in the following sub-classes.

Class 1(a)	Class 1(a) consists of all Other Priority Claims against Consolidated Holdings.
Class 1(b)	Class 1(b) consists of all Other Priority Claims against ARE Inc.
Class 1(c)	Class 1(c) consists of all Other Priority Claims against ARE - Aurora West.
Class 1(d)	Class 1(d) consists of all Other Priority Claims against ARE - Mt. Vernon.
Class 1(e)	Class 1(e) consists of all Other Priority Claims against Aventine Power.
Class 1(f)	Class 1(f) consists of all Other Priority Claims against NELLC.

(b)         Class 3: Other Secured Claims.

Class 3 consists of all Other Secured Claims against the applicable Debtor in the following sub-classes.

Class 3(a)	Class 3(a) consists of all Other Secured Claims against Consolidated Holdings.
Class 3(b)	Class 3(b) consists of all Other Secured Claims against ARE Inc.

Class 3(c)	Class 3(c) consists of all Other Secured Claims against ARE - Aurora West.
Class 3(d)	Class 3(d) consists of all Other Secured Claims against ARE - Mt. Vernon.
Class 3(e)	Class 3(e) consists of all Other Secured Claims against Aventine Power.
Class 3(f)	Class 3(f) consists of all Other Secured Claims against NELLC.

(c)             Class 4(a): Kiewit Mt. Vernon Secured Claim.

Class 4 (a) consists of the Kiewit Mt. Vernon Secured Claim.

(d)            Class 8: Intercompany Claims.

Class 8 consists of all Intercompany Claims against the applicable Debtor in the following sub-classes.

Class 8(a)	Class 8(a) consists of all Intercompany Claims against Consolidated Holdings
Class 8(b)	Class 8(b) consists of all Intercompany Claims against ARE Inc.
Class 8(c)	Class 8(c) consists of all Intercompany Claims against ARE - Aurora West.
Class 8(d)	Class 8(d) consists of all Intercompany Claims against ARE - Mt. Vernon.
Class 8(e)	Class 8(e) consists of all Intercompany Claims against Aventine Power
Class 8(f)	Class 8(f) consists of all Intercompany Claims against NELLC

3.                                                     Impaired Classes of Claims

(a)                                      Class 2: Prepetition Secured

Credit Facility Claims.

Class 2 consists of all Prepetition Secured Credit Facility Claims against the applicable Debtor in the following sub-classes.

Class 2(a)	Class 2(a) consists of all Prepetition Secured Credit Facility Claims against Consolidated Holdings.	This Class is impaired and entitled to vote on the Plan.
Class 2(b)	Class 2(b) consists of all Prepetition Secured Credit Facility Claims against ARE Inc.	This Class is impaired and entitled to vote on the Plan.

Class 2(c)	Class 2(c) consists of all Prepetition Secured Credit Facility Claims against ARE - Aurora West.	This Class is impaired and entitled to vote on the Plan.
Class 2(d)	Class 2(d) consists of all Prepetition Secured Credit Facility Claims against ARE - Mt. Vernon.	This Class is impaired and entitled to vote on the Plan.
Class 2(e)	Class 2(e) consists of all Prepetition Secured Credit Facility Claims against Aventine Power.	This Class is impaired and entitled to vote on the Plan.
Class 2(f)	Class 2(f) consists of all Prepetition Secured Credit Facility Claims against NELLC.	This Class is impaired and entitled to vote on the Plan.

(b)            Class 4(b): Kiewit Aurora West Secured Claim.

Class 4 (b) consists of the Kiewit Aurora West Secured Claim. This class is impaired and entitled to vote on the Plan.

(c)             Class 5: Prepetition Unsecured Notes Claims.

Class 5 consists of all Prepetition Unsecured Notes Claims against the applicable Debtor in the following sub-classes.

Class 5(a)	Class 5(a) consists of all Prepetition Unsecured Note Claims against Consolidated Holdings.	This Class is impaired and entitled to vote on the Plan.
Class 5(b)	Class 5(b) consists of all Prepetition Unsecured Note Claims against ARE Inc.	This Class is impaired and entitled to vote on the Plan.
Class 5(c)	Class 5(c) consists of all Prepetition Unsecured Note Claims against ARE - Aurora West.	This Class is impaired and entitled to vote on the Plan.
Class 5(d)	Class 5(d) consists of all Prepetition Unsecured Note Claims against ARE - Mt. Vernon.	This Class is impaired and entitled to vote on the Plan.
Class 5(e)	Class 5(e) consists of all Prepetition Unsecured Note Claims against Aventine Power.	This Class is impaired and entitled to vote on the Plan
Class 5(f)	Class 5(f) consists of all Prepetition Unsecured Note Claims against NELLC.	This Class is impaired and entitled to vote on the Plan.

(d)            Class 6: General Unsecured Claims.

Class 6 consists of all General Unsecured Claims against the applicable Debtor in the following sub-classes.

Class 6(a)	Class 6(a) consists of all General Unsecured Claims against Consolidated Holdings.	This Class is impaired and entitled to vote on the Plan.
Class 6(b)	Class 6(b) consists of all General Unsecured Claims against ARE Inc.	This Class is impaired and entitled to vote on the Plan.
Class 6(c)	Class 6(c) consists of all General Unsecured Claims against ARE - Aurora West.	This Class is impaired and entitled to vote on the Plan.
Class 6(d)	Class 6(d) consists of all General Unsecured Claims against ARE - Mt. Vernon.	This Class is impaired and entitled to vote on the Plan.
Class 6(e)	Class 6(e) consists of all General Unsecured Claims against Aventine Power.	This Class is impaired and entitled to vote on the Plan
Class 6(f)	Class 6(f) consists of all General Unsecured Claims against NELLC.	This Class is impaired and entitled to vote on the Plan.

(e)             Class 7: Convenience Claims.

Class 7 consists of all Convenience Claims against the applicable Debtor in the following sub-classes.

Class 7(a)	Class 7(a) consists of all Convenience Claims against Consolidated Holdings.	This Class is impaired and entitled to vote on the Plan.
Class 7(b)	Class 7(b) consists of all Convenience Claims against ARE Inc.	This Class is impaired and entitled to vote on the Plan.
Class 7(c)	Class 7(c) consists of all Convenience Claims against ARE - Aurora West.	This Class is impaired and entitled to vote on the Plan.
Class 7(d)	Class 7(d) consists of all Convenience Claims against ARE - Mt. Vernon.	This Class is impaired and entitled to vote on the Plan.
Class 7(e)	Class 7(e) consists of all Convenience Claims against Aventine Power.	This Class is impaired and entitled to vote on the Plan.
Class 7(f)	Class 7(f) consists of all Convenience Claims against NELLC.	This Class is impaired and entitled to vote on the Plan.

(f)                 Class 9: Equity Interests.

Class 9 consists of all Equity Interests in the applicable Debtor in the following sub-classes.

Class 9(a)	Class 9(a) consists of all Equity Interests in Consolidated Holdings.	This Class is impaired and entitled to vote on the Plan.
Class 9(b)	Class 9(b) consists of all Equity Interests in ARE Inc.	This Class is impaired and deemed to reject the Plan.

Class 9(c)	Class 9(c) consists of all Equity Interests in ARE - Aurora West.	This Class is impaired and deemed to reject the Plan.
Class 9(d)	Class 9(d) consists of all Equity Interests in ARE - Mt. Vernon.	This Class is impaired and deemed to reject the Plan.
Class 9(e)	Class 9(e) consists of all Equity Interests in Aventine Power.	This Class is impaired and deemed to reject the Plan.
Class 9(f)	Class 9(f) consists of all Equity Interests in NELLC.	This Class is impaired and deemed to reject the Plan.

III.

TREATMENT OF ADMINISTRATIVE
EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

A.              Administrative Claims.

Except as otherwise provided for herein, on (i) the Initial Distribution Date, if an Administrative Claim is Allowed as of the Effective Date, or (ii) as soon as practicable after the date such Administrative Claim becomes an Allowed Claim, if an Administrative Claim is not Allowed as of the Effective Date, each holder of an Allowed Administrative Claim shall receive from the Debtor against which such Allowed Administrative Claim is held, in full satisfaction, settlement and release of, and in exchange for, such Allowed Administrative Claim, (A) Cash of the applicable Debtor against which such Administrative Claim is Allowed equal to the unpaid portion of such Allowed Administrative Claim, or (B) such less favorable treatment to which such Debtor or Reorganized Debtor and the holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Allowed Ordinary Course Administrative Claims shall be paid in the ordinary course of business of the Reorganized Debtors in accordance with the terms and subject to the conditions of any agreements governing relating thereto. For the avoidance of doubt, the payment of Professional Fee Claims shall be governed by Article III (D) herein.

B.              Bar Dates for Administrative Claims.

Unless a prior date has been established pursuant to the Bankruptcy Code, the Bankruptcy Rules or a prior order of the Court, the Confirmation Order will establish a bar date for filing applications for allowance of Administrative Claims (except for Fee Claims, Ordinary Course Administrative Claims and Section 503(b)(9) Claims), which date will be the first business day that is thirty (30) days after the Confirmation Date. Holders of Administrative Claims, except for Fee Claims, Ordinary Course Administrative Claims and Section 503(b)(9) Claims, not paid prior to the Confirmation Date must submit requests for payment directly to the Claims Agent and in accordance with the instructions set forth in the Confirmation Order or notice of entry of the Confirmation Order on or before the applicable Administrative Claims Bar Date or forever be barred from doing so. The notice of confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth the Administrative Claims Bar Date, the appropriate address to submit requests to the Claims Agent and constitute good and sufficient notice of the Administrative Claims Bar Date.

For the avoidance of doubt, Section 503(b)(9) Claims were and continue to be subject to the Bar Dates set forth in the Prepetition Claims Bar Date Order, and nothing set forth herein shall be deemed an extension of the Bar Dates with respect to Section 503(b)(9) Claims.

C.              DIP Financing Claims.

On the Initial Distribution Date, each holder of a DIP Financing Claim shall receive payment in full in Cash of all obligations of the Debtors under the DIP Facility Documents; provided, however, that upon the written instruction of any holder of a DIP Financing Claim, such Cash payment may be applied against the purchase of the Senior Secured Notes.

D.              Fee Claims.

Except as otherwise provided herein, all requests for compensation or reimbursement of Fee Claims pursuant to sections 327, 328, 330, 331, 503 or 1103 of the Bankruptcy Code for services rendered prior to the Effective Date shall be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, the United States Trustee, and counsel to the Creditors Committee and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Court, no later than forty-five (45) days after the Effective Date, unless such date is otherwise modified by order of the Court. Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, Reorganized Debtors or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claims must be filed and served on the Reorganized Debtors and counsel for the Reorganized Debtors and the requesting party on or before twenty (20) days after the filing and service of such request.

E.              Priority Tax Claims.

Except as otherwise provided for herein, on (i) the Initial Distribution Date, if a Priority Tax Claim is Allowed as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such Priority Tax Claim becomes Allowed, each holder of an Allowed Priority Tax Claim shall receive from the Debtor against which such Allowed Priority Tax Claim is held, in full satisfaction, settlement and release of, and in exchange for, such Allowed Priority Tax Claim, (A) Cash of the Debtor against which such Priority Tax Claim is Allowed equal to the amount of such Allowed Priority Tax Claim, (B) such less favorable treatment as to which such Debtor or Reorganized Debtor, and the holder of such Allowed Priority Tax Claim shall have agreed upon in writing; or (C) at the option of the Reorganized Debtors, Cash of the applicable Debtor in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of not more than five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.

IV.

TREATMENT OF CLAIMS AND
EQUITY INTERESTS

A.            Class 1 — Other Priority Claims.

1.             Treatment and Distributions.

Except as otherwise provided for herein, on (i) the Initial Distribution Date, if an Other Priority Claim is Allowed as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such Other Priority Claim becomes Allowed, each holder of an Allowed Other Priority Claim in Classes 1(a) through 1(f) shall receive from the Debtor against which such Allowed Other Priority Claim is held, in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Priority Claim, (A) Cash equal to the amount of such Allowed Other Priority Claim or (B) such less favorable treatment as to which such Debtor or Reorganized Debtor and the holder of such Allowed Other Priority Claim have agreed upon in writing.

2.             Impairment and Voting.

Class 1 is unimpaired under the Plan. The holders of Allowed Other Priority Claims in Classes 1(a) through 1(f) are conclusively presumed to have accepted the Plan and the votes of holders of Allowed Other Priority Claims in Classes 1(a) through 1(f) therefore shall not be solicited.

B.            Class 2 — Prepetition Secured Credit Facility Claims.

1.             Treatment and Distributions.

Except to the extent that a holder of an Allowed Prepetition Secured Credit Facility Claim shall have agreed in writing to a different treatment, in full and final satisfaction of, and in exchange for, as to the Debtors’ estates, such Claim, the holders of Allowed Prepetition Secured Credit Facility Claims in Classes 2(a) through 2(f) shall receive the following:

a.             With respect to that portion of the Allowed Prepetition Secured Credit Facility Claim that includes all amounts other than for the LC Obligations, Cash in the Allowed amount of such Claim (including interest and any fees related to same to the extent and amounts permitted by prior Order of the Bankruptcy Court or 11 U.S.C. §506) on the later of the Initial Distribution Date or as soon as practicable after such Prepetition Secured Credit Facility Claim becomes an Allowed Claim (provided that to the extent any portion of such claim is not Allowed on the Initial Distribution Date, the Reorganized Debtors shall escrow funds sufficient to pay such claim once Allowed, in an amount agreed to by the Reorganized Debtors and the holders of such claims or as determined by the Bankruptcy Court (the “Prepetition Lender Claim Escrow”); and upon payment or escrowing of all such amounts, any and all Liens held by the holders of Prepetition

Secured Credit Facility Claims on the Debtors’ or Reorganized Debtors’ assets, other than with respect to the LC Collateral Account as described below in subsection b(i)(c) or to the Prepetition Lender Claim Escrow, shall be extinguished, nullified and void as to property of the estates of the Debtors.

b.                                      With respect to the portion of the Allowed Prepetition Secured Credit Facility Claim for LC Obligations, one of the following treatments shall apply:

(i)  (a) the LC Obligations shall be entitled to letter of credit service fees on the outstanding balance at the rate of 6.625% per annum, payable on a monthly basis; (b) the Existing LCs shall continue until the earlier of (1) the release of any Existing LC by the beneficiary thereof, (2) an Existing LC is drawn in full by the beneficiary thereof, or (3) the term of an Existing LC matures; (c) the LC Obligations shall be secured as to the Reorganized Debtors only by the LC Collateral Account and the Reorganized Debtors shall, on the Initial Distribution Date, adjust the amount in the LC Collateral Account so that it equals 110% of the face amount of all Existing LCs as of such date; and (d) as soon as reasonably practicable, but in no event more than fifteen (15) business days, after an Existing LC (1) matures without being drawn, (2) is both (A) released in writing to the Agent for the Allowed Prepetition Secured Credit Facility Claim for LC Obligations, in whole or in part by the beneficiary and (B) in the case of a release in whole, the original of such Existing LC is returned to and received by the Agent for the Allowed Prepetition Secured Credit Facility Claim for LC Obligations or, if such Existing LC has been lost, then through the completion and delivery of an affidavit and indemnity agreement setting forth that such Existing LC has been lost and indemnifying the Agent on terms customary for the Agent in such circumstances, or in the case of a partial release, such Existing LC is amended on terms and conditions reasonably acceptable to the Agent for the Allowed Prepetition Secured Credit Facility Claim for LC Obligations, (3) is drawn in full or for less than the full amount of the Existing LC, then in each case of (d)(1) through (d)(3), the portion of the LC Collateral Account in excess of the sum of, (A) the then aggregate and drawn amounts under all Existing LCs plus (B) 110% of any and all amounts that may yet be drawn under all Existing LCs, shall be released and returned to the Reorganized Debtors. The foregoing treatment shall supersede and replace the terms of the LC Collateral Account Stipulation; or

(ii)  such other treatment as is agreed to by the Debtors (subject to the consent of the Majority Backstop Purchasers not to be unreasonably withheld) and the holders of the Allowed Prepetition Secured Credit Facility Claims for LC Obligations and as is approved by the Bankruptcy Court; or

(iii) in the event (a) the holders of Allowed Prepetition Secured Facility Claims for LC Obligations do not vote to accept the Plan as a class, (b) the Court will not approve the treatment provided for in (b)(i) above without acceptance of the Plan by the holders of Allowed Prepetition Secured Facility Claims for LC Obligations as a class, and (c) the treatment provided for in (b)(ii) above is not applicable, then such other treatment as is approved by the Bankruptcy Court to provide the holders of Allowed Prepetition Secured Facility Claims for LC Obligations with the indubitable equivalent of their Allowed Prepetition Secured Facility Claims for LC Obligations.

2.             Impairment and Voting.

Class 2 is impaired under the Plan. The holders of Allowed Prepetition Secured Credit Facility Claims in Classes 2(a) through 2(f) are entitled to vote to accept or reject the Plan.

C.            Class 3 — Other Secured Claims.

1.             Treatment and Distributions.

Except to the extent that a holder of an Allowed Other Secured Claim shall have agreed in writing to a different treatment, at the option of the applicable Debtor against which such Allowed Other Secured Claim is held (subject to the consent of the Majority Backstop Purchasers), in full and final satisfaction of such claim, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive from the applicable Debtor against which such Claim is held, Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of (a) the Initial Distribution Date, or (b) the first Quarterly Distribution date following the date on which such Claim becomes an Allowed Claim., or (iii) each holder of an Allowed Other Secured Claim shall receive from the applicable Debtor against which such Allowed Other Secured Claim is held, the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of (y) the Initial Distribution Date, or (z) the first Quarterly Distribution date following the date on which such Claim becomes an Allowed Claim.

2.             Impairment and Voting.

Class 3 is unimpaired under the Plan. The holders of Allowed Other Secured Claims in Classes 3(a) through 3(f) are conclusively presumed to have accepted the Plan and the votes of holders of Allowed Other Secured Claims in Classes 3(a) through 3 (f) therefore shall not be solicited.

D.            Class 4(a) — Kiewit Mt. Vernon Secured Claim.

1.             Treatment and Distributions.

Except as otherwise provided herein, on the Initial Distribution Date, if the Kiewit Mt. Vernon Secured Claim is Allowed as of the Effective Date, and otherwise, as soon as practicable after the Kiewit Mt. Vernon Secured Claim is Allowed, the holder of such Allowed Kiewit Mt. Vernon Secured Claim shall receive from ARE — Mt. Vernon, in full satisfaction and release of, and in exchange for, such Allowed Kiewit Mt. Vernon Secured Claim, Cash equal to the amount of such Allowed Kiewit Mt. Vernon Secured Claim, and any and all Liens held on account of such claim against ARE — Mt. Vernon’s assets shall be extinguished, nullified and void.

2.             Impairment and Voting.

Class 4(a) is unimpaired under the Plan. The holders of Allowed Kiewit Mt. Vernon Secured Claims are conclusively presumed to have accepted the Plan and the votes of holders of Allowed Kiewit Mt. Vernon Secured Claims in Class 4(a) therefore shall not be solicited.

E.             Class 4(b) — Kiewit Aurora West Secured Claim.

1.             Treatment and Distributions.

As soon as practical after the occurrence of the Effective Date, the holder of such Allowed Kiewit Aurora West Secured Claim shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed Kiewit Aurora West Secured Claim, which shall be Allowed in the amount of $15,251,808, the following: (i) an initial payment of $10.0 million; and (ii) a secured non-recourse note (the “Kiewit Note”) in a face amount equal to $5,251,808, together with a deed of trust or other similar documentation required for the perfection of the security interest granted in connection with the Kiewit Note. Subject to the Backstop Purchaser Approval Condition, the form of the Kiewit Note and the deed of trust or similar documentation required for the perfection of the security interest granted in connection with the Kiewit Note shall be contained in the Plan Supplement.

The Kiewit Note shall (i) be for a term of four (4) years from the Effective Date with an interest rate of 5.0% per annum payable semi-annually; (ii) be non-recourse and secured by a Lien, senior to the Lien granted in connection with the Senior Secured Notes, in the same Collateral that presently secure the Allowed Kiewit Aurora West Secured Claim and with the same validity, priority, force and effect; (iii) amortize $0.5 million semi-annually with a final balloon payment due at the earlier to occur of (a) four (4) years from the Effective Date or (b) 120 days from the date upon which the Aurora West Facility is completed and operating at 90% of nameplate capacity; and (iv) be permitted to be paid in full prior to the maturity date without penalty.

2.             Impairment and Voting.

Class 4(b) is impaired under the Plan. The holders of Allowed Kiewit Aurora West Secured Claims in Class 4(b) are entitled to vote to accept or reject the Plan.

F.             Class 5 — Prepetition Unsecured Note Claims.

1.             Treatment and Distributions.

Except as otherwise provided for herein, on the Initial Distribution Date, each holder of an Allowed Prepetition Unsecured Note Claim in Classes 5(a) through 5(f) shall receive from each Debtor against which such Allowed Prepetition Unsecured Note Claim is held, in full satisfaction, settlement and release of, and in exchange for, such Allowed Prepetition Unsecured Note Claim, its pro rata share of the Unsecured Claims Stock Pool allocable to the Debtor against which each such Allowed Prepetition Unsecured Note Claim is held. The holders of Allowed Prepetition Unsecured Note Claims shall also have the right to share in any supplemental distribution of excess shares of New ARE Holdings Common Stock held in the reserves established pursuant to Article VI (E)(5) of the Plan, as provided for therein.

2.             Impairment and Voting.

Class 5 is impaired under the Plan. The holders of Allowed Prepetition Unsecured Note Claims in Classes 5(a) through 5(f) are entitled to vote to accept or reject the Plan.

G.            Class 6 — General Unsecured Claims.

1.             Treatment and Distributions.

Except as otherwise provided for herein, on (i) the Initial Distribution Date, if a General Unsecured Claim is Allowed as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such General Unsecured Claim becomes Allowed, each holder of any such General Unsecured Claim in Classes 6(a) through 6(f) shall receive from the applicable Debtor against which such Allowed General Unsecured Claim is held, in full satisfaction, settlement and release of, and in exchange for, such Allowed General Unsecured Claim, its pro rata share of the Unsecured Claims Stock Pool allocable to the Debtor against which each such Allowed General Unsecured Claim is held. The holders of Allowed General Unsecured Claims shall also have the right to share in any supplemental distribution of excess shares of New ARE Holdings Common Stock held in the reserves established pursuant to Article VI (E)(5) of the Plan, as provided for therein.

2.             Impairment and Voting.

Class 6 is impaired under the Plan. The holders of Allowed General Unsecured Claims in Classes 6(a) through 6(f) are entitled to vote to accept or reject the Plan.

H.            Class 7 — Convenience Claims.

1.             Treatment and Distributions.

Except as otherwise provided for herein, on (i) the Initial Distribution Date, if a Convenience Claim is Allowed as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such Convenience Claim becomes Allowed, each holder of any such Convenience Claim in Classes 7(a) through 7(f) shall receive from each Debtor against which such Allowed Convenience Claim is held, in full satisfaction, settlement and release of, and in exchange for, such Allowed Convenience Claim, Cash in an amount equal to 35% of the amount of the Allowed Convenience Claim.

2.             Impairment and Voting.

Class 7 is impaired under the Plan. The holders of Allowed General Unsecured Claims in Classes 7(a) through 7(f) are entitled to vote to accept or reject the Plan.

I.              Class 8 — Intercompany Claims.

1.             Treatment and Distributions.

On the Initial Distribution Date, each Intercompany Claim in Classes 8(a) through 8(f) will be paid, readjusted, reinstated or discharged to the extent reasonably determined to be appropriate by the Reorganized Debtors, subject to the consent of the Majority Backstop Purchasers.

2.             Impairment and Voting.

Class 8 is unimpaired under the Plan. The holders of Intercompany Claims in Classes 8(a) through 8(f) are presumed to accept the Plan and therefore the votes of such holders shall not be solicited.

J.             Class 9 — Equity Interests.

1.              Treatment and Distributions.

Except as otherwise provided for herein, on the Initial Distribution Date, each holder of an Allowed Class 9(a) Equity Interests shall receive from Reorganized ARE Holdings, in full satisfaction and release of, and in exchange for, its Allowed Class 9(a) Equity Interests, its pro rata share of the Warrants. For the avoidance of doubt, the Allowed Class 9(a) Equity Interests will only include Equity Interests in ARE Holdings as the Equity Interests in ARE LLC will be automatically eliminated as a result of the substantive consolidation and merger of ARE LLC into ARE Holdings pursuant to the Plan.

Notwithstanding the foregoing, if the Court declines to confirm the Plan with the inclusion of the Warrants being distributed to holders of Allowed Class 9(a) Equity Interests, then (i) each holder of an Allowed Class 9(a) Equity Interest shall neither receive distributions nor retain any property under the Plan on account of such Equity Interests, (ii) Class 9(a) shall be deemed to reject the Plan, and (iii) except as otherwise provided herein, the Debtors will request that the Court confirm the Plan notwithstanding the deemed rejection of the Plan by Class 9(a).

The holders of Equity Interests in Classes 9(b) through 9(f) shall neither receive distributions nor retain any property under the Plan on account of such Equity Interests.

2.             Impairment and Voting.

Class 9 is impaired under the Plan. The holders of Class 9(a) Equity Interests are entitled to vote to accept or reject the Plan. The holders of Class 9(b) through 9(f) Equity Interests are presumed to reject the Plan and therefore shall not be solicited.

K.          Limitation to Full Recovery.

Notwithstanding anything herein to the contrary, Creditors holding Allowed Claims that are obligations of more than one of the Debtors (including, without limitation, as a result of guarantees) shall not be entitled to receive a total distribution from the Debtors’ estates on account of such Allowed Claims with a value, as of the Effective Date, in excess of 100% of the Allowed amount of such Claims. Allowed Unsecured Claims will not be entitled to post- petition interest on account of their respective Allowed Unsecured Claims.

V.

PROVISIONS REGARDING CORPORATE GOVERNANCE OF
THE REORGANIZED DEBTORS

A.          Amendments to Certificates of Incorporation.

1.             Aventine Renewable Energy Holdings, Inc. On the Effective Date, the certificate of incorporation of ARE Holdings shall be amended to (i) authorize the issuance of the New ARE Holdings Common Stock (including the shares issuable upon the exercise of the Warrants), (ii) provide for the cancellation of all outstanding Equity Interests in ARE Holdings other than the New ARE Holdings Common Stock, and (iii) prohibit the issuance of nonvoting equity securities only so long as, and to the extent that, the issuance of nonvoting securities is prohibited.

2.             The Subsidiaries. On the Effective Date, the certificate of incorporation of each Debtor other than ARE Holdings and ARE LLC (which is being merged into ARE Holdings under the Plan), shall be amended to (i) provide for the cancellation of all outstanding Equity Interests in the respective Debtor, (ii) authorize the issuance of the New Subsidiary Equity Interests in the applicable Reorganized Debtor in accordance with Article V (B) of the Plan, (iii) prohibit the issuance of nonvoting equity securities only so long as, and to the extent that, the issuance of nonvoting securities is prohibited, and (iv) authorize the distribution of New ARE Holdings Common Stock in accordance with Article V (B) of the Plan.

3.             Backstop Purchaser Approval. All certificates or articles of incorporation, certificates of formation or limited partnership, bylaws, voting trusts, stockholder or voting agreements, limited liability company or limited partnership agreements and all other similar documents and agreements executed by the Reorganized Debtors on the Effective Date (including, without limitation, Reorganized ARE Holdings) (collectively, the “New Corporate Governance Documents”) shall be acceptable in form and substance to the Majority Backstop Purchasers.

B.          Equity Securities to Be Issued Pursuant to the Plan.

On the Effective Date, Reorganized ARE Holdings will issue the New ARE Holdings Common Stock and the Warrants. Each of the Reorganized Subsidiaries shall issue the New Subsidiary Equity Interests, the principal terms of which will be described in the Plan Supplement.

C.          Registration Rights Agreement.

On or after the Effective Date, the Reorganized Debtors shall enter into a registration rights agreement (the “Registration Rights Agreement”) in form and substance acceptable to the Majority Backstop Purchasers in their sole discretion. The Registration Rights Agreement shall provide, among other things, for (i) the registered exchange of the Senior Secured Notes for a new issue of substantially identical debt securities (the “Exchange Registration”) and (ii) registration of the offer and resale of the Noteholder New Equity issued in the Senior Secured Notes Offering (and any other shares of New ARE Holdings Common Stock held by any Backstop Purchaser) (the “Resale Registration”). Notwithstanding the foregoing or anything contained herein, holders of General Unsecured Claims, if any, who, as a result of the Distributions set forth in Article IV (G) of the Plan, receive shares of New ARE Holdings Common Stock equal to 10% or more of the New ARE Holdings Common Stock outstanding as of the Effective Date, shall be entitled to “piggyback” registration rights on any registration statement filed by Reorganized ARE Holdings with respect to Noteholder New Equity; provided, however, that holders entitled to such piggyback rights shall be subject to customary cut backs.

1.             Exchange Registration.

With respect to the Exchange Registration, the Registration Rights Agreement will obligate the Reorganized Debtors to:

(a)           file a registration statement with the Securities and Exchange Commission enabling the holders of the Senior Secured Notes to exchange the privately issued Senior Secured Notes for publicly registered notes with substantially identical terms within 180 days after the Effective Date;

(b)           cause such registration statement to become effective within 365 days after the Effective Date and to complete the exchange offer within 50 days after the effective date of such registration statement; and

(c)           file a shelf registration statement for the resale of the Senior Secured Notes if the Reorganized Debtors cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

2.             Resale Registration.

With respect to the Resale Registration, the Registration Rights Agreement will obligate the Reorganized Debtors to:

(a)           file a registration statement with the Securities and Exchange Commission seeking to register the offer and resale of the Noteholder New Equity (together with any other shares of New ARE Holdings Common Stock held by any Backstop Purchaser) (collectively, “Registrable Securities”) pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) within 180 days after the Effective Date;

(b)           cause such registration statement to become effective within 365 days after the Effective Date; and

(c)           cause such registration statement to remain effective, and supplemented and amended as required by the Securities Act throughout the period ending on the date which is the earliest to occur of (A) the date on which all shares of Registrable Securities registered under such registration statement may be sold in a three-month period under Rule 144 under the Securities Act, (B) the date all such shares of Registrable Securities registered under such registration statement have been sold and (C) two years after the date on which such registration statement became effective with respect to the offer and sale of Registrable Securities, plus the aggregate number of days in all applicable “suspension periods”, if any, as set forth in the Registration Rights Agreement.

The failure of the Reorganized Debtors to meet any of the obligations described in this Article V (C) of the Plan with respect to the Exchange Registration or the Resale Registration shall result in additional interest becoming payable with respect to the Senior Secured Notes (including the notes issued in the Exchange Registration) in the amount of 2.0%.

D.            Appointment of Directors and Officers.

The New Board shall be composed of five members, who shall be identified in the Plan Supplement. The Majority Backstop Purchasers shall appoint four members of the New Board. The fifth member shall be the chief executive officer of the Reorganized Debtors. The initial board of directors of each Reorganized Subsidiary shall consist of one to five members appointed by the Majority Backstop Purchasers, whose names and biographical information shall be set forth in the Plan Supplement. The directors of the Reorganized Debtors shall serve in accordance with the New Corporate Governance Documents, as the same may be amended from time to time.

The identities of the officers of the Reorganized Debtors shall be set forth in the Plan Supplement.

E.             Reorganized Debtors’ Management Incentive Plan.

Reorganized ARE Holdings shall adopt such management incentive plan (the “Management Incentive Plan”), if any, as may be determined by the New Board; provided, that the maximum number of shares of capital stock (or securities convertible or exchangeable for such shares) of reorganized ARE Holdings issuable under such plan shall not exceed the number equal to 10% of the common capital stock of Reorganized ARE Holdings outstanding on the Effective Date; provided, further, that the maximum number of shares of capital stock of reorganized ARE Holdings issuable under such plan during the first year after the Effective Date shall not exceed the number equal to 3.5% of the common capital stock of Reorganized ARE Holdings outstanding on the Effective Date; and provided, further, that the foregoing limitation regarding awards in the first year after the Effective Date shall not apply to any stock options that may be issued under the Management Incentive Plan. No plan may be adopted with respect to the issuance of capital stock (or securities convertible or exchangeable for such capital stock) of any Reorganized Subsidiary.

F.             Indemnification of Directors, Officers and Employees.

On the Effective Date, the New Corporate Governance Documents of Reorganized ARE Holdings and each Reorganized Subsidiary shall contain provisions which (i) eliminate the personal liability of the Debtors’ and the Reorganized Debtors’ then-present and future directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify the Debtors’ and the Reorganized Debtors’ directors, officers, and other key employees (as such key employees are identified by the New Board) serving on or after the Effective Date for all claims and actions to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized.

G.            Corporate Reorganization.

Except as otherwise set forth herein, or as modified by appropriate corporate action after the Effective Date, the corporate structure and equity ownership of the Debtors and their subsidiaries shall be unchanged.

VI.

PROVISIONS REGARDING MEANS OF IMPLEMENTATION, VOTING,
DISTRIBUTIONS, AND TREATMENT OF DISPUTED CLAIMS

A.          Exit Financing.

1.             Senior Secured Notes.

(a)           Use of Offering Proceeds.

On the Effective Date, the Senior Secured Notes shall have been issued by Reorganized ARE Holdings and guaranteed by each of Reorganized ARE Holdings’ then existing domestic subsidiaries. The proceeds of the issuance of the Senior Secured Notes shall be used to (i) make payments required to be made on or after the Effective Date under the Plan, including, without limitation, repayment of all amounts owing under the DIP Facility Documents and payments required to be made under Class 2 on account of the Prepetition Secured Credit

Facility Claims, and (ii) fund the working capital and general corporate needs of the Reorganized Debtors.

(b)           Senior Secured Notes Offering Procedures.

Holders of Allowed Prepetition Unsecured Notes Claims shall be entitled, pursuant to the Senior Secured Notes Offering Procedures, to subscribe and acquire their pro rata share of (i) $105 million in aggregate principal amount of the Senior Secured Notes and (ii) the shares of Noteholder New Equity.

(c)           Senior Secured Notes Offering Backstop.

The Backstop Purchasers have agreed to backstop the Senior Secured Notes Offering in accordance with the terms of the Backstop Commitment Agreement.

(d)           Allocation of Amount Paid.

For federal income tax purposes only, the Senior Secured Notes will be issued as part of an investment unit and the amount paid for the Senior Secured Note and the New ARE Holdings Common Stock will be allocated between the two securities by the New Board, and each person participating in the Senior Secured Notes Offering will agree, for federal income tax purposes only, to report the purchase of the Senior Secured Notes in accordance with the determination of the New Board.

2.              ABL Credit Facility.

On or as soon as practicable after the Effective Date, the Reorganized Debtors shall close on the ABL Credit Facility. The amounts borrowed under the ABL Credit Facility shall be used to fund the Reorganized Debtors’ working capital needs after the Effective Date.

B.            Allocation of New ARE Holdings Common Stock and Issuance of New Subsidiary Equity Interests.

On the Effective Date, the New ARE Holdings Common Stock shall be distributed as follows: (i) the holders of the Senior Secured Notes shall receive their pro rata share of the Senior Secured Notes Equity Distribution subject to and in accordance with the Senior Secured Notes Offering Procedures, and (ii) the Unsecured Claims Stock Pool shall be distributed to each Reorganized Debtor or retained by Reorganized ARE Holdings, as the case may be, in the amounts set forth on Schedule A hereto, to be distributed to the holders of Allowed Unsecured Claims against such Reorganized Debtor, as set forth in Articles IV (F) and (G)

In exchange for the shares of New ARE Holdings Common Stock being allocated to each of the Reorganized Subsidiaries in the Unsecured Claims Stock Pool: 100% of the New Subsidiary Equity Interest of each of the Reorganized Subsidiaries shall be issued to Reorganized ARE Holdings. The terms of the New Subsidiary Equity Interests shall be set forth in the Plan Supplement.

C.            Substantive Consolidation and Merger of ARE LLC into ARE Holdings

Pursuant to the Plan, the Chapter 11 cases of ARE Holdings and ARE LLC will be substantively consolidated for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution. As a result of such substantive consolidation, (i) all assets and liabilities of ARE LLC shall be treated as though they were merged into and with the assets and liabilities of ARE Holdings, (ii) no distributions shall be made under the Plan on account of intercompany claims, if any, between ARE Holdings and ARE LLC, (iii) all guarantees of ARE Holdings and ARE LLC of each other’s obligations and any joint or several liability of ARE Holdings and ARE LLC shall be deemed to be one obligation of Consolidated Holdings and (iv) each and every Claim filed or to be filed in the Chapter 11 cases of ARE Holdings or ARE LLC shall be deemed filed against Consolidated Holdings and shall be deemed one Claim against and obligation of Consolidated Holdings.

Immediately prior to or on the Effective Date, ARE LLC shall be merged into and become a part of Reorganized ARE Holdings and will cease to exist as a separate entity.

The Plan does not provide for and nothing here shall be deemed to provide for the substantive consolidation and/or merger of any of the Debtors other than ARE Holdings and ARE LLC.

D.            Voting of Claims.

Each holder of an Allowed Claim in an Impaired Class of Claims shall be entitled to vote to accept or reject the Plan as provided in such order as may be entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.

E.             Distributions.

1.             Allowed Claims.

(a)           Delivery of Distributions. Distributions under the Plan shall be made by the Reorganized Debtors or their designee to the holders of Allowed Claims in all Classes at the addresses set forth on the Schedules, unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001 by the Record Date (or at the last known addresses of such holders if the Debtors or the Reorganized Debtors have been notified in writing of a change of address).

(b)           Distribution of Cash. Any payment of Cash by the Reorganized Debtors pursuant to the Plan shall be made at the option and in the sole discretion of the Reorganized Debtors by (i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by the Reorganized Debtors.

(c)           Unclaimed Distributions of Cash. Any distribution of Cash under the Plan that is unclaimed after ninety (90) days after it has been delivered (or attempted to be delivered) shall become the property of the Reorganized Debtor against which such Claim was

Allowed notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such unclaimed Allowed Claim to such distribution or any subsequent distribution on account of such Allowed Claim shall be extinguished and forever barred.

(d)           Unclaimed Distributions of New ARE Holdings Common Stock and Warrants. Any distribution of New ARE Holdings Common Stock under the Plan on account of an Allowed Unsecured Claim or Warrants on account of Class 9(a) Equity Interests that is unclaimed after ninety (90) days after it has been delivered (or attempted to be delivered) shall be deemed forfeited and such shares of New ARE Holdings Common Stock or Warrants shall be cancelled notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such unclaimed Allowed Claim or Equity Interest to such distribution or any subsequent distribution on account of such Allowed Claim or Equity Interest shall be extinguished and forever barred.

(e)           Saturdays, Sundays, or Legal Holidays. If any payment, distribution or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

(f)            Fractional New ARE Holdings Common Stock and Warrants and De Minimis Distributions. Notwithstanding any other provision in the Plan to the contrary, no fractional interests of New ARE Holdings Common Stock or Warrants exercisable for fractional New ARE Holdings Common Stock shall be issued or distributed pursuant to the Plan. Whenever any payment of a fraction of a share of New ARE Holdings Common Stock or Warrants would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such faction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of a half of a share being rounded up. If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole shares, as the case may be, which remain to be allocated, the Reorganized Debtors shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Reorganized Debtors deems fair, in the Reorganized Debtors’ sole discretion. Upon the allocation of all of the whole New ARE Holdings Common Stock and Warrants authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

The Debtors or the Reorganized Debtors, as the case may be, shall not be required to, but may in their sole and absolute discretion, make distributions to any holder of a Claim of Cash in amount less than $25. In addition, the Debtors and the Reorganized Debtors shall not be required to, but may in their sole and absolute discretion, make any payment on account of any Claim in the event that the costs of making such payment exceeds the amount of such payment.

(g)           Distributions for Claims and Equity Interests Allowed as of the Initial Distribution Date. On the Initial Distribution Date, the Reorganized Debtors shall distribute Cash, New ARE Holdings Common Stock, Warrants or Collateral or interests therein, as the case may be, to the holders of Allowed Claims and Equity Interests as contemplated herein.

(h)         Distributions as of the Record Date. As of the close of business on the Record Date, the claims register (for Claims) and transfer ledger (for Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Claims or Equity Interests. The Debtors and the Reorganized Debtors shall have no obligation to, but may in their sole and absolute discretion, recognize any transfer of any Claims or Equity Interests occurring after the Record Date. The Debtors and the Reorganized Debtors shall instead be entitled to recognize and deal for purposes under the Plan with only those record holders stated on the claims register (for Claims) and transfer ledgers (for Equity Interests) as of the close of business on the Record Date.

(i)           Interest on Claims. Except as specifically provided for in the Plan with respect to DIP Financing Claims, Prepetition Secured Credit Facility Claims, Priority Tax Claims or Other Secured Claims, no Claims (including Administrative Claims), Allowed or otherwise, shall be entitled, under any circumstances to receive any post-petition interest on a Claim.

(j)           Establishment of Reserve Amounts for Disputed Unsecured Claims. In order to effect Distributions to holders of Allowed Unsecured Claims in a timely manner, within sixty (60) days after the Effective Date, the Reorganized Debtors shall file a motion for order establishing a reserve with respect to unliquidated and/or Disputed Unsecured Claims for Distribution purposes; provided, however, that the Reorganized Debtors shall not be required to establish any reserve for any unliquidated or Disputed Claims that the Reorganized Debtors believe, in their reasonable discretion, would receive a distribution of Cash under the Plan once such Claim is Allowed.

(k)           Allowed Amount of Prepetition Unsecured Note Claims to Share in Distribution from the Debtors’ Estates. The Prepetition Unsecured Note Claims are obligations, either directly or as a result of guarantees, of each of the Debtors. For purposes of making distributions on account of the Class 5 Allowed Prepetition Unsecured Note Claims from each of the respective Debtors’ estates, the amount of the Allowed Prepetition Unsecured Note Claims to share in the pro rata distribution of New ARE Holdings Common Stock from the respective Unsecured Claims Stock Pool, shall, except as otherwise ordered by the Court, be determined as follows: the full amount of the Allowed Prepetition Unsecured Notes Claims shall be entitled to receive a distribution from each of the Debtors’ estates (for the avoidance of doubt, the full amount of the Prepetition Unsecured Notes Claims shall be entitled to receive a single distribution from the consolidated estates of Consolidated Holdings).

2.             Setoff.

The Debtors and Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claims and the payments or other Distribution to be made pursuant to the Plan in respect of such Claims, or claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the holder of such Claim (except to the extent that such claims have been waived by the Debtors in the Plan or otherwise); provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or Reorganized Debtors may have against such holder. In no event shall any holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right or cause of action of the Reorganized Debtors, unless such holder has filed a motion with the Bankruptcy Court requesting authority to perform such setoff on or before the Effective Date.

3.             Objections To And Resolution Of Claims.

The Reorganized Debtors shall have the exclusive right to make and to file objections to, or otherwise contest the allowance of, Administrative Claims (other than Fee Claims) and Claims, from and after the Effective Date. Unless otherwise ordered by the Court, objections to, or other proceedings concerning the allowance of, Administrative Claims and Claims shall be filed and served upon the holders of the Administrative Claims or Claims as to which the objection is made, or otherwise commenced, as the case may be, as soon as practicable, but in no event later than the Claims Objection Deadline. Objections to Fee Claims shall be filed and served within twenty (20) days (or such longer period as may be allowed by order of the Court) after the date on which an application for final allowance of such Fee Claims was filed and served.

Objections to, or other proceedings contesting the allowance of, Administrative Claims and Claims may be litigated to judgment, settled or withdrawn, in the Reorganized Debtors’ sole discretion. The Reorganized Debtors may settle any such objections or proceedings without Court approval or may seek Court approval without notice to any Person.

Unless an order of the Court specifically provides for a later date, any proof of claim filed after the applicable bar date relating to any Claim shall be automatically disallowed as a late filed claim, without any action by the Reorganized Debtors, unless and until the party filing such Claim obtains the written consent of the Reorganized Debtors to file such Claim late or obtains an order of the Court upon written motion on notice to the Reorganized Debtors that permits the filing of the Claim. In the event any proof of claim is permitted to be filed after the Claims Objection Deadline, the Reorganized Debtors shall have one hundred eighty (180) days from the date of such order or agreement to object to such Claim, which deadline may be extended by the Court on motion of the Reorganized Debtors without a hearing or notice to any party.

4.             Special Provisions Regarding Insured Claims.

(a)           Distributions under the Plan to each holder of an Insured Claim shall be in accordance with the treatment provided under the Plan for Unsecured Claims; provided, however, that the maximum amount of any distribution under the Plan on account of an Allowed Insured Claim shall be limited to an amount equal to the applicable self-insured retention or deductible under the relevant insurance policy; provided further, however, that, to the extent a holder has an Allowed Insured Claim, the amount of which exceeds the total coverage available from the relevant insurance policies of the Debtors or Reorganized Debtors, such holder shall have an Allowed Unsecured Claim in the amount by which such Allowed Insured Claim exceeds the coverage available from the relevant Debtors’ or Reorganized Debtors’ or Reorganized Debtors’ insurance policies. Nothing in this section shall constitute a waiver of any Litigation Rights the Debtors or Reorganized Debtors may hold against any

Person, including the Debtors’ or Reorganized Debtors’ insurance carriers. Nothing in this section is intended to, shall, or shall be deemed to preclude any holder of an Allowed Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any distribution such holder may receive under the Plan; provided, however, that the Debtors and the Reorganized Debtors do not waive, and expressly reserve their rights to assert that any insurance coverage is property of the Estates to which they are entitled.

(b)           The Plan shall not expand the scope of, or alter in any other way, the rights and obligations of the Debtors’ or Reorganized Debtors’ insurers under their policies, and the Debtors’ and Reorganized Debtors’ insurers shall retain any and all defenses to coverage that such insurers may have, including the right to contest and/or litigate with any party, including the Debtors and the Reorganized Debtors, the existence, primacy, and/or scope of available coverage under any alleged applicable policy. The Plan shall not operate as a waiver of any other Claims of the Debtors’ or Reorganized Debtors’ insurers have asserted or may assert in any proof of claim filed in the Chapter 11 cases or the Debtors’ or Reorganized Debtors’ rights and defenses to such proofs of claim.

5.             Reserve for Disputed General Unsecured Claims.

(a)           Establishment of Unsecured Claims Reserves. On or after the Effective Date, but no later then ten (10) days after entry of an order approving the Motion required pursuant to Article V (E)(1)(j), each of the Reorganized Debtors shall place into reserve, from its allocated portion of the Unsecured Claims Stock Pool, New ARE Holdings Common Stock with an aggregate liquidation value equal to 100% of the distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such date if such Disputed Claims were Allowed Claims, or such other amount as estimated by the Court, against the applicable Debtor (the “Unsecured Claims Reserves”); provided, however, that the Reorganized Debtors shall not be required to place any New ARE Holdings Common Stock or Cash in the Unsecured Claims Reserves for any Disputed Unsecured Claims that would be a Convenience Claim if Allowed in the Disputed amount.

(b)           New ARE Holdings Common Stock Held in Unsecured Claims Reserves. New ARE Holdings Common Stock held in the Unsecured Claims Reserves shall be held by the Reorganized Debtors in trust for the benefit of holders of Allowed Prepetition Unsecured Note Claims and General Unsecured Claims. New ARE Holdings Common Stock held in the Unsecured Claims Reserves shall not constitute property of the Reorganized Debtors or any of them, subject to the provisions of this Article. The Reorganized Debtors shall pay, or cause to be paid, out of any dividends paid on account of New ARE Holdings Common Stock held in the Unsecured Claims Reserves, any tax imposed on the Unsecured Claims Reserves by any Governmental Unit with respect to income generated by New ARE Holdings Common Stock held in the Unsecured Claims Reserves and any costs associated with maintaining the Unsecured Claims Reserves. Any New ARE Holdings Common Stock held in the Unsecured Claims Reserves after all General Unsecured Claims have been Allowed or disallowed shall be transferred by the Reorganized Debtors (as applicable), in a supplemental distribution, pro rata, to the holders of Allowed Prepetition Unsecured Note Claims and Allowed General Unsecured Claims, provided, however, that to the extent such pro rata allocation results in a distribution of less than one share of New ARE Holdings Common Stock to over fifty per cent (50%) of holders of Allowed Unsecured Claims otherwise entitled to such distribution, the Reorganized Debtors shall have no obligation to make such distribution and all then-undistributed New ARE Holdings Common Stock shall be canceled and the entitlement of any Person thereto shall be extinguished and forever barred.

6.           Allowance of Disputed Unsecured Claims.

Each holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive a pro rata share of the Unsecured Claims Stock Pool allocable to the Debtor against which such Allowed Claim is held from the Unsecured Claims Reserves on the next Quarterly Distribution Date.

7.           Allocation of Consideration.

The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders, and any remaining consideration as satisfying accrued, but unpaid, interest and costs, if any, and attorneys’ fees, where applicable.

8.             Cancellation and Surrender of Existing
Securities and Agreements.

Except as otherwise provided in the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan, the promissory notes, share certificates (including treasury stock), the Prepetition Unsecured Notes, the Prepetition Indenture, other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Interests shall be deemed automatically extinguished, canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors under the notes, share certificates, Prepetition Unsecured Notes, the Prepetition Note Indenture and other agreements and instruments governing such Claims and Interests shall be automatically discharged and released. The holders of or parties to such canceled notes, share certificates, Prepetition Notes, the Prepetition Indenture and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates, Prepetition Unsecured Notes, the Prepetition Indenture, and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that the Prepetition Unsecured Notes and the Prepetition Indenture shall continue in effect solely for the purposes of (i) allowing the Prepetition Indenture Trustee or its agents to make Distributions to holders of Prepetition Unsecured Notes and (ii) allowing holders of the Prepetition Unsecured Notes to receive Distributions hereunder. The Prepetition Indenture shall terminate completely upon the completion of all Distributions to the holders of the Prepetition Unsecured Notes and the payment in full of the reasonable fees and expenses of the Prepetition Indenture Trustee. After the performance by the Unsecured Note Indenture Trustee or its agents of all duties that are required under the Plan, the Confirmation Order and/or under the terms of the Prepetition Indenture, the Prepetition Indenture Trustee and its agents and advisors shall be relieved of, and released from, all obligations associated with the Prepetition Unsecured Notes arising under the Prepetition Indenture or under other applicable agreements or law, and the Prepetition Indenture Trustee shall be deemed fully released and discharged.

F.             Estimation.

The Reorganized Debtors may at any time, request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim. The Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim. In the event that the Court estimates any Disputed Claim, such estimated amount may constitute either (a) the Allowed amount of such Claim, (b) the amount on which a reserve is to be calculated for purposes of any reserve requirement to the Plan, or (c) a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor, or the Reorganized Debtors as the case may be, may elect to object to ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

G.            Nonconsensual Confirmation.

If less than all Impaired Classes accept the Plan, but at least one (1) Class of Claims impaired under the Plan has accepted the Plan (and which class’s acceptance is determined without inclusion of claims of insiders), the Debtors may seek to have the Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

H.            Amendment and Confirmability of a Plan.

The Debtors reserve the right to alter, amend or modify the Plan as it applies to any particular Debtor (subject to the Backstop Purchasers Approval Condition). A determination by the Court that the Plan, as it applies to a particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect: (i) the confirmability of the Plan as it applies to any other Debtor, or (ii) the Debtors’ ability to modify the Plan (subject to the Backstop Purchasers Approval Condition), as it relates to any particular Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.

I.              Severability of Plan Provisions.

Except as otherwise provided herein, in the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Court to be invalid, void or unenforceable, the Bankruptcy Court shall, at the request of the Debtors (subject to the Backstop Purchasers Approval Condition), have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

VII.

EFFECT OF CONFIRMATION OF THE PLAN

A.            Continued Corporate Existence.

Except as otherwise provided in the Plan, the Debtors shall continue to exist as the Reorganized Debtors after the Effective Date, under the laws of the respective states governing their formation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law, except as such rights may be limited and conditioned by the Plan and the documents and instruments executed and delivered in connection therewith, including, without limitation, the New Corporate Governance Documents. In addition, the Reorganized Debtors may operate their business free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan as well as the documents and instruments executed and delivered in connection therewith, including without limitation, the documents and instruments included in the Plan Supplement.

B.            Dissolution of Creditors Committee.

The Creditors Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code. On the Effective Date, the Creditors Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or this Plan and its implementation, and the retention or employment of the Creditors Committee’s attorneys, financial advisors, and other agents shall terminate except with respect to their respective Fee Claims.

C.            Vesting of Property.

The property of the Debtors’ estates, including all of the Debtors’ claims and causes of action against third parties, including, without limitation, causes of action described in Article VII (F) below shall be revested in the Reorganized Debtors on the Effective Date.

D.            Discharge of the Debtors.

The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, the Debtors in Possession, the Reorganized Debtors or any of their respective assets or properties, arising prior to the Effective Date. Except as otherwise expressly specified in the Plan, the Confirmation Order shall act as of the Effective Date as a discharge of all debts of, Claims against, and Liens on the Debtors, their respective assets and properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim with respect thereto was filed, whether the Claim is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution hereunder. Except as otherwise expressly specified in the Plan, after the Effective Date, any holder of such discharged Claim shall be precluded from asserting against the Debtors, the Reorganized Debtors, or any of their respective assets or properties, any other or further Claim based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the entry of the Confirmation Order.

E.             Injunction.

Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Court, all entities who have held, hold, or may hold Claims against the Debtors that arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or the Reorganized Debtors, with respect to any such Claim, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors or the Reorganized Debtors on account of any such Claim, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors on account of any such Claim and (d) asserting any right of setoff, or subrogation of any kind against any obligation due from the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors on account of any such Claim. Such injunction shall extend to successors of the Debtor (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property. Such injunction shall not apply in respect of Ordinary Course Administrative Claims.

F.             Preservation of Causes of Action.

Except as expressly set forth in the Plan, the Reorganized Debtors shall retain all rights and all Causes of Action and Litigation Rights accruing to them and their estates under sections 544, 547, 548, 549, 550, 551, 553 and 1 123(b)(3)(B) of the Bankruptcy Code, including, without limitation, the Auction Rate Securities Litigation. Except as expressly provided in this Plan or the Confirmation Order, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any such rights, Causes of Action or Litigation Rights. Nothing contained in this Plan or the Confirmation Order shall be deemed a waiver or relinquishment of any Claim, Cause of Action, Litigation Rights, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date that is not specifically waived or relinquished by this Plan. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Claims, Causes of Action, Litigation Rights, rights of setoff and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim that are not specifically waived or relinquished by this Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

G.            Votes Solicited in Good Faith.

The Debtors have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors (and each of their respective affiliates, agents, directors, officers, members, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan and therefore have not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

H.            Administrative Claims Incurred After the Confirmation Date.

Administrative Claims incurred by the Debtors after the Confirmation Date including (without limitation) Claims for Professionals’ fees and expenses incurred after such date, may be paid by the Reorganized Debtors in the ordinary course of business and without application for or Court approval, subject to any agreements with any claim holders.

I.              Releases by the Debtors.

On the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their estates, shall be deemed to release unconditionally the Released Parties from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken solely in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan, except that (i) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct, (ii) the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtors, and (iii) the foregoing release shall not apply to any obligations that remain outstanding in respect of loans or advances made to individuals by the Debtors.

J.             Releases by non-Debtors.

On the Effective Date, all Persons who (a) directly or indirectly, have held, hold, or may hold Claims, (b) vote to accept the Plan as set forth on the relevant Ballot, and (c) do not mark their Ballot to indicate their refusal to grant the releases provided in this paragraph, shall be deemed, by virtue of their receipt of Distributions and/or other treatment contemplated under the Plan, to have forever released and covenanted with the Released Parties not to (y) sue or otherwise seek recovery from any of the Released Parties on account of any Claim, including but not limited to any Claim based upon tort, breach of contract, violations of federal or state securities laws or otherwise, based upon any act, occurrence, or failure to act from the beginning of time through the Effective Date in any way related to the Debtors or their business and affairs or (z) assert against any of the Released Parties any claim, obligation, right, cause of action or liability that any holder of a Claim or Interest may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan, provided, however, (i) none of the Released Parties shall be released from any claim based on any act or omission that constitutes gross negligence or willful misconduct, (ii) the foregoing release shall not apply to Ordinary Course Administrative Claims and Fee Claims, and (iii) obligations arising under the Plan. Notwithstanding anything to the contrary in the Plan, the releases of the Released Parties shall extend only to claims arising against such Released Parties in their capacity as parties in interest in the Chapter 11 cases.

K.            Exculpation and Injunction in Respect of Released Parties.

1.             Exculpation.

The Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of, the Plan, the Disclosure Statement, the negotiation of the Plan, the negotiation of the documents included in the Plan Supplement, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Cases, the consummation of the Plan, the administration of the Plan, the management or operations of the Debtors or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof except for any act or omission that constitutes willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

2.             Injunction.

Pursuant to section 105 of the Bankruptcy Code, no holder or purported holder of an Administrative Claim, Claim or Equity Interest shall be permitted to commence or continue any action, employment of process, or any act to collect, offset, or recover any Claim against any of the Released Parties that accrued on or prior to the Effective Date and that has been released or waived pursuant to Article VII (I) or VII (J).

L.            Preservation of Certain Defenses

The releases by non-debtors and injunction provided in the Plan shall not be deemed a waiver or relinquishment of any equitable or legal defense that an entity held against the Debtors immediately prior to the Petition Date, with respect to any Cause of Action commenced by the Debtors prior to the Effective Date or the Reorganized Debtors after the

Effective Date, as the case may be, against such entity; provided, that the releases and injunction provided in the Plan shall be deemed a waiver or relinquishment of any right of setoff or recoupment or any other monetary claim to the extent such right or claim was not properly preserved through the timely filing of a proof of claim.

M.           Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

N.            Preservation of Insurance.

The Debtors’ discharge and release from all Claims as provided herein, except as necessary to be consistent with this Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, the Reorganized Debtors (including, without limitation, its officers and directors) or any other person or entity.

O.            Indemnification Obligations Owed by the Debtors.

Indemnification Obligations owed to directors, officers, and employees of the Debtors (or the estates of any of the foregoing) who served or were employed by the Debtors as of or after the Petition Date, excluding claims resulting from gross negligence, willful misconduct, breach of fiduciary duty, or intentional tort, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

All Indemnification Obligations owed to directors, officers, and employees of the Debtors who served or were employed by the Debtors prior to, but not after, the Petition Date shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan.

VIII.

RETENTION OF JURISDICTION

The Court shall have exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, section 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (1) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases pending on the Confirmation Date, and the allowance of Claims resulting therefrom; (2) to determine any other applications, adversary proceedings, and contested matters pending on the Effective Date; (3) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein; (4) to resolve disputes as to the ownership of any Claim or Equity Interest; (5) to hear and determine timely objections to Claims; (6) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; (7) to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code; (8) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order; (9) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code; (10) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan; (11) to hear and determine any issue for which the Plan requires a Final Order of the Court; (12) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; (13) to hear and determine disputes arising in connection with compensation and reimbursement of expenses of professionals for services rendered during the period commencing on the Petition Date through and including the Effective Date; (14) to hear and determine any Causes of Action preserved under the Plan under Bankruptcy Code sections 544, 547, 548, 549, 550, 551, 553, and 1123(b)(3), (15) to hear and determine any matter regarding the existence, nature and scope of the Debtors’ discharge, (16) to hear and determine any matter regarding the existence, nature, and scope of the releases and exculpation provided in Article VII of the Plan, (17) to enter a final decree closing the Chapter 11 Cases, and (18) to hear and determine disputes arising in connection with compensation and reimbursement of expenses of professionals for services rendered after the Effective Date.

IX.

MISCELLANEOUS PROVISIONS

A.          Payment of Statutory Fees.

All fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code shall be paid by the Debtors on or before the Effective Date and all such fees payable after the Effective Date shall be paid by the applicable Reorganized Debtor.

B.          Modification of the Plan.

1.             Pre-Confirmation Modifications.

The Debtors may alter, amend, or modify the Plan before the Confirmation Date as provided in Section 1127 of the Bankruptcy Code, subject to the Backstop Purchasers Approval Condition.

2.             Post-Confirmation Immaterial Modifications.

After the Confirmation Date, the Reorganized Debtors may, with the approval of the Bankruptcy Court and without notice to all holders of Claims and Interests, insofar as it does not materially and adversely affect the interest of holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of the Plan.

3.             Post-Confirmation Material Modifications.

After the Confirmation Date, the Reorganized Debtors may alter or amend the Plan (subject to the Backstop Purchasers Approval Condition) in a manner which, as determined by the Bankruptcy Court, materially and adversely affects holders of Claims, provided that such alteration or modification is made after a hearing as provided in Section 1127 of the Bankruptcy Code.

C.            Governing Law.

Unless a rule of law or procedure is supplied by Federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law, the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, unless otherwise specified. The documents evidencing and securing the Senior Secured Notes will be governed by New York law except that matters with respect to real property liens will be governed by local real property law.

D.            Filing or Execution of Additional Documents.

On or before the Effective Date, the Debtors or the Reorganized Debtors, shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

E.             Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

F.             Exemption From Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange under the Plan of New ARE Holdings Common Stock, the Warrants, and the security interests in favor of the lenders under the Exit Financing, (b) the making or assignment of any lease or sublease, or (c) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan shall not be subject to any stamp, real estate transfer, recording or other similar tax.

G.            Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the issuance of the New ARE Holdings Common Stock (other than the Noteholder New Equity) and the Warrants is exempt from the registration requirements of the Securities Act of 1933, as amended, and any State or local law requiring registration for offer or sale of a security.

H.            Waiver of Federal Rule of Civil Procedure 62(a).

The Debtors may request that the Confirmation Order include (a) a finding that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order, and (b) authorization for the Debtors to consummate the Plan immediately after entry of the Confirmation Order.

I.              Exhibits/Schedules.

All Exhibits and schedules to the Plan and the Plan Supplement are incorporated into and constitute a part of the Plan as if set forth herein.

J.             Notices.

All notices, requests, and demands hereunder to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To the Debtors: Aventine Renewable Energy Holdings, Inc., 120 North Parkway Drive, Pekin, Illinois 61554, attention: George T. Henning and Christopher A. Nichols, with a copy to Young Conaway Stargatt & Taylor, LLP, 1000 West Street, 17th Floor, P.O. Box 391, Wilmington, DE 19801, attention: Joel A. Waite and Matthew B. Lunn, Tel: (302) 571-6600, Fax: (302) 571-1253.

To the Creditors Committee: In care of Greenberg Traurig, LLP, The Nemours Building, 1007 North Orange Street, Suite 1200, Wilmington, Delaware 19801, attention: Scott D. Cousins and Donald J. Detweiler, Tel: (302) 661-7000, Fax: (302) 661-7360.

To the Backstop Purchasers: In care of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036, attention: Michael S. Stamer and Shaya Rochester, Tel: (212) 872-1000, Fax: (212) 872-1002.

K.          Plan Supplement.

The Plan Supplement (which shall include, without limitation, the New Corporate Governance Documents and the documents relating to the Senior Secured Notes), to the extent not previously filed, shall be filed with the Clerk of the Court no later than ten (10) calendar days prior to the voting deadline on the Plan. The documents included in the Plan Supplement shall be subject to the Backstop Purchasers Approval Condition. The Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours and shall be available online at “https://ecf.deb.uscourts.gov.” Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to counsel to the Debtors in accordance with Article IX (J). of the Plan.

L.           Conflict.

The terms of this Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement.

X.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.          Assumption and Rejection of Executory Contracts

and Unexpired Leases.

Except as otherwise provided for below and subject to the approval of the Majority Backstop Purchasers, to the extent not previously assumed in the Chapter 11 Cases, each executory contract and unexpired lease that exists between any Debtor and any Person is specifically assumed by the Debtor that is a party to such executory contract or unexpired lease as of and subject to the Effective Date pursuant to the Plan.

The following executory contracts and unexpired leases are rejected:

(a)          executory contacts or unexpired leases that were rejected before the Confirmation Date;

(b)         employment agreements that were terminated or rejected prior to the Confirmation Date; and

(c)          contracts and unexpired leases identified in the Plan Supplement (the “Rejected Contracts and Leases”), which contracts and unexpired leases are deemed rejected by the applicable Debtor as of the corresponding rejection dates set forth in the Plan Supplement. For the avoidance of doubt, the schedule of Rejected Contracts and Leases identified in the Plan Supplement must be acceptable to the Majority Backstop Purchasers.

Notwithstanding the foregoing, and subject to the approval of the Majority Backstop Purchasers, the Debtors shall specifically identify in the Plan Supplement unexpired leases of nonresidential real property that the Debtors intend to assume, as of and subject to the Effective Date (the “Assumed Real Property Leases”), and the Confirmation Order shall operate as an order authorizing the Debtors’ assumption of the Assumed Real Property Leases, as may be amended by agreement of the parties thereto, as of and subject to the Effective Date.

B.          Cure.

The applicable Reorganized Debtor, except as otherwise agreed to by the parties, will cure any and all undisputed defaults under any executory contract or unexpired lease that is assumed by such Reorganized Debtor pursuant to the Plan in accordance with section 365 of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the applicable Debtor or the applicable Reorganized Debtor’s liability with respect thereto, or as may otherwise be agreed to by the parties.

C.          Rejection Damage Claims.

All Claims for damages arising from the rejection of executory contracts or unexpired leases must be filed with the Court in accordance with the terms of the order authorizing such rejection, but in no event later than thirty (30) days after the Effective Date. Any Claims not filed within such time will be forever barred from assertion against the Debtors, their respective estates and the Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 6 General Unsecured Claims.

XI.

BENEFIT PLANS

As of and subject to the Effective Date, all employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtors applicable generally to their employees, including agreements and programs subject to section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtors’ obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to the Reorganized Debtors’ rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate section 1114 of the Bankruptcy Code) and (ii) such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs.

A.          Treatment of the Aventine Pension Plan

The Aventine Pension Plan will not be terminated, and Reorganized ARE Inc. will assume and continue to maintain the Aventine Pension Plan. Reorganized ARE Inc. and all members of its controlled group will be obligated to contribute to the Aventine Pension Plan the amount necessary to satisfy the minimum funding standards under sections 302 and 303 of ERISA, 29 U.S.C. §§ 1082 and 1083, and sections 412 and 430 of the Internal Revenue Code, 26 U.S.C. §§ 412 and 430. The Aventine Pension Plan may be terminated after the Effective Date only if the statutory requirements of either ERISA section 4041, 29 U.S.C. § 1341, or ERISA section 4042, 29 U.S.C. § 1342, are met. If the Aventine Pension Plan terminates, Reorganized ARE Inc., and all members of its controlled group will be jointly and severally liable for the unpaid minimum funding contributions, statutory premiums, and unfunded benefit liabilities of the Aventine Pension Plan. See ERISA sections 4062(a), 4007; 29 U.S.C. §§ 1362(a), 1307.

Nothing in the Plan will be construed as discharging, releasing, or relieving ARE Inc., or its successor, including Reorganized ARE Inc. or any party, in any capacity, from any liability for the minimum funding requirements or statutory premiums under ERISA or the Internal Revenue Code with respect to the Aventine Pension Plan or PBGC. PBGC and the Aventine Pension Plan will not be enjoined or precluded from seeking to enforce such liability as a result of any provision of the Plan or the Confirmation Order. The Plan will not release or discharge any person or entity from liability with respect to the Aventine Pension Plan arising as a result of such person’s or entity’s breach of fiduciary duty under ERISA.

On the Effective Date, and upon assumption of the Aventine Pension Plan, PBGC’s Claims filed against the Debtors on behalf of the Aventine Pension Plan shall be deemed withdrawn, without prejudice to the rights of PBGC, or the true party in interest with respect to the Aventine Pension Plan, to take such action as may be appropriate with respect to future actions or inactions, as the case may be, of Reorganized ARE Inc., or any of its controlled group members, as contributing sponsor with respect to the Aventine Pension Plan, during the period subsequent to the Effective Date under the provisions of the Aventine Pension Plan and ERISA.

XII.

EFFECTIVENESS OF THE PLAN

A.            Conditions Precedent to Effectiveness.

The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived pursuant to Article XII (B):

(1)           the Confirmation Order shall have become a Final Order;

(2)           all authorizations, consents and regulatory approvals required (if any) for the Plan’s effectiveness shall have been obtained;

(3)           the New Corporate Governance Documents shall have been duly executed as provided in Article V (A);

(4)           the New ARE Holdings Common Stock and New Subsidiary Equity Interests to be issued pursuant to Article V (B) shall be consistent with the Plan;

(5)           the Reorganized Debtors shall have entered into and issued the Senior Secured Notes, and all conditions precedent to the effectiveness of the Senior Secured Notes shall have been met;

(6)           the Reorganized Debtors shall have entered into the ABL Credit Facility; and

(7)           all conditions set forth in the Backstop Commitment Agreement, including, without limitation, the Backstop Purchasers Approval Condition, shall have been satisfied or waived as permitted under the Backstop Commitment Agreement.

B.            Waiver of Conditions.

The Debtors (with the consent of the Majority Backstop Purchasers as and to the extent set forth in the Backstop Commitment Agreement) may waive any or all of the conditions set forth in Article XII (A) above at any time and without leave of or order of the Court and without any formal action. By order of the Court, the Majority Backstop Purchasers may waive any or all of the conditions set forth in Article XII(A)(2) and Article XII(A)(6) at any time after consultation with the Debtors.

C.            Effect of Failure of Conditions.

In the event that the Effective Date does not occur on or before ninety (90) days after the Confirmation Date, upon notification submitted by the Debtors to the Court: (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors unless extended by Court order.

D.            Vacatur of Confirmation Order.

If a Final Order denying confirmation of the Plan is entered, or if the Confirmation Order is vacated, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors; or (d) be deemed an admission against interest by the Debtors.

E.             Revocation, Withdrawal, or Non-Consummation.

1.             Right to Revoke or Withdraw.

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date. From the Confirmation Date through the Effective Date, the Debtors, may revoke or withdraw the Plan with the consent of the Majority Backstop Purchasers or by order of the Bankruptcy Court.

2.             Effect of Withdrawal, Revocation,

or Non-Consummation.

If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), the assumption or rejection of executory contracts, unexpired leases, or benefit plans effected by the Plan, any release, exculpation or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

Dated: January 13, 2010

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

	By:	/s/ George T. Henning, Jr.
	Name:	George T. Henning, Jr.
	Title:	Interim Chief Executive Officer and
Interim Chief Financial Officer

AVENTINE RENEWABLE ENERGY, LLC

	By:	/s/ George T. Henning, Jr.
	Name:	George T. Henning, Jr.
	Title:	Interim Chief Executive Officer and
Interim Chief Financial Officer

AVENTINE RENEWABLE ENERGY, INC.

	By:	/s/ George T. Henning, Jr.
	Name:	George T. Henning, Jr.
	Title:	Interim Chief Executive Officer and
Interim Chief Financial Officer

AVENTINE RENEWABLE ENERGY, – MT. VERNON, LLC

	By:	/s/ George T. Henning, Jr.
	Name:	George T. Henning, Jr.
	Title:	Interim Chief Executive Officer and
Interim Chief Financial Officer

AVENTINE RENEWABLE ENERGY – AURORA WEST, LLC

By:	/s/ George T. Henning, Jr.
Name:	George T. Henning, Jr.
Title:	Interim Chief Executive Officer and
Interim Chief Financial Officer

AVENTINE POWER, LLC

By:	/s/ George T. Henning, Jr.
Name:	George T. Henning, Jr.
Title:	Interim Chief Executive Officer and
Interim Chief Financial Officer

NEBRASKA ENERGY, L.L.C.

By:	/s/ George T. Henning, Jr.
Name:	George T. Henning, Jr.
Title:	Interim Chief Executive Officer and
Interim Chief Financial Officer

SCHEDULE A

DEBTOR	ALLOCABLE SHARES OF NEW ARE HOLDINGS COMMON STOCK IN UNSECURED CLAIMS STOCK POOL
Consolidated Holdings	19,219
ARE Inc.	4,995,417
Aurora West	68,304
Mt. Vernon	541,781
Aventine Power	6,880
NELLC	1,208,399